EXHIBIT 2.2

EXECUTION COPY

ASSET PURCHASE AGREEMENT

BY AND AMONG

MCEV, LLC

MERISEL, INC.

COLOR EDGE VISUAL, INC.

PHOTOBITION NEW YORK, INC.

AND

SHAREHOLDERS OF SELLER

DECEMBER 24TH, 2004

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of the 24th day of December 2004 (this “Agreement”), is entered into by and among MCEV, LLC, a Delaware limited liability company (the “Purchaser”), Merisel, Inc., a Delaware corporation, for purposes of Section 7.13 only (the “Acquiror Parent”), Color Edge Visual, Inc., a New York corporation (“Color Edge Visual”), Photobition New York, Inc., a Delaware corporation (“Photobition” and together with Color Edge Visual, the “Sellers “ and each a “Seller”) and direct and indirect the shareholders or members of the Sellers set forth on the signature pages attached hereto (each a “Shareholder” and collectively, the “Shareholders”).

RECITALS

WHEREAS, Sellers are engaged in the Business (as defined below);

WHEREAS, Sellers wish to sell to Purchaser, and Purchaser wishes to purchase from Sellers, substantially all of the assets and properties of the Sellers and in connection therewith Purchaser is willing to assume certain specified liabilities of Sellers relating thereto, all upon the terms and subject to the conditions set forth herein;

WHEREAS, the Shareholders are the holders of all of the issued and outstanding equity interests of Color Edge Visual and Photobition and will receive direct and substantial benefits from consummation of the transactions contemplated hereby; and

WHEREAS, Purchaser would not enter into this Agreement or consummate the transactions contemplated hereby without the agreements of Shareholders contained herein.

NOW THEREFORE, in consideration of the premises and the mutual representations, warranties, agreements and covenants hereinafter set forth, and intending to be legally bound hereby, Purchaser, Sellers and Shareholders hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions.

As used in this Agreement and the Exhibits and Schedules delivered pursuant to this Agreement, the following definitions will apply:

“Accounts Receivable” shall have the meaning given to such term in Section 4.18.

“Acquired Businesses” shall have the meaning given to such term in Section 4.12.

“Acquired Group” shall mean the limited liability company purchasing the assets of Color Edge, Inc., a New York corporation (“Color Edge”) and the limited liability company purchasing the assets of Color Edge Visual and Photobition.

“Action” shall mean any action, claim, complaint, petition, investigation, suit or other proceeding, whether administrative, civil or criminal, in law or in equity, or before any arbitrator or Governmental Authority.

“Actual Net Working Capital” shall have the meaning given to such term in Section 2.6(d).

“Adjusted EBITDA” shall mean EBITDA of the Sellers and Color Edge, taken together, for the period from January 1, 2004 through November 30, 2004, without giving effect to expenses of the types set forth on Exhibit A hereto with the components of EBITDA and such expenses determined in accordance with GAAP.

“Affiliate” shall mean (a) an “affiliate” as defined under Rule 12b-2 of the Securities Exchange Act of 1934, as amended, (b) a Person who directly or indirectly controls, is controlled by or is under common control with the Person specified and (c) any Person owning directly or indirectly at least five percent (5%) of the outstanding equity interests of any other Person. All Related Persons shall be deemed Affiliates of one another.

“Agreement” shall have the meaning given to such term in the preamble.

“Alternative Transaction” shall have the meaning given to such term in Section 7.7.

“Applicable Law or Laws” shall mean all applicable provisions of all (a) constitutions, treaties, statutes, Laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority, (b) Consents of any Governmental Authority and (c) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

“Arbitration Firm” shall have the meaning given to such term in Section 2.6(d)(ii).

“Assumed Benefit Plans” shall mean none as of the date hereof.

“Assumed Debt” shall mean all obligations (both current and long term) of Sellers on account of money borrowed or capital lease obligations pursuant to the agreements set forth on Schedule 1.1(a) and new equipment leases entered into since the date of this Agreement in accordance with Section 7.1(c)(ii) up to a maximum of $5,700,000 in the aggregate.

“Assumed Liabilities” shall mean only the following items without duplication:

(a) the Liabilities of the types expressly set forth on Exhibit B hereto as of the Closing Date and the Assumed Debt (subject to the limitations in the definition thereof);

(b) Liabilities under the Contracts which are Purchased Assets arising after the Closing Date, but not including any Liability, obligation or commitment for any breach thereof by a Seller occurring prior to, on or after the Closing Date;

(c) Liabilities of Sellers in respect of the Letter of Credit;

(d) Liabilities of the Sellers under the Assumed Benefit Plans arising subsequent to Closing and attributable to the service of the Transferred Employees after Closing; for the avoidance of doubt, with respect to any portion of the Assumed Benefit Plans that provide for the reimbursement of expenses, such as expenses for medical care, liability for an expense shall arise on the date of the provision of the underlying service or product; and

(e) the financial liabilities on the Closing Date Balance Sheet..

“Benefit Plans” shall have the meaning given to such term in Section 4.10.

“Books and Records” shall mean the Sellers’ books, ledgers, files, records, manuals, and other materials (in any form or medium, including electronic and computer files), including, but not limited to, all correspondence, personnel records, payroll records, purchasing materials and records, vendor lists, operation and quality control records and procedures, research and development files, Intellectual Property disclosures and documentation, sales order files, purchase order files, advertising materials, catalogs, product brochures, mailing lists, customer files, customer lists, distribution lists, sales and promotional materials, and all other records utilized by the Sellers and all computer software and data files necessary to access or review or continue to compile or utilize any of the foregoing.

“Business” shall mean the business conducted by Sellers, including, but not limited to providing commercial graphic communication and imaging services such as digital retouching services, large format output, inkjet and digital printing services, photo-finishing and exhibits and display solutions which shall be sold pursuant to this Agreement.

“Capital Expenditures” shall mean all capital expenditures, capital additions or capital improvements made by a Person in accordance with GAAP in the ordinary course of business and consistent with past practice of such Person, but shall not include capital expenditures, additions or improvements (i) not relating to the Business or (ii) in connection with assets, businesses or entities acquired after Closing by the Purchaser or any Affiliate.

“Closing” or “Closing Date” shall have the meaning given to such term in Section 3.1.

“Closing Date Balance Sheet” shall have the meaning given to such term in Section 2.6(d). A template for the Closing Date Balance Sheet is attached hereto as Exhibit C.

“Closing Payment” shall have the meaning given to such term in Section 2.5(b).

“COBRA” shall mean Code Section 4980B, Part 6 of Subtitle B of Title I of ERISA and any applicable state law providing for similar group health plan continuation coverage.

“Code” shall mean the Internal Revenue Code of 1986, together with all rules and regulations promulgated pursuant thereto, as amended from time to time.

“Confidential Information” shall mean all proprietary or confidential property, information or knowledge of Sellers and the Business including without limitation: (a) all records concerning products or services provided to customers; (b) all information containing pricing policies, the prices charged to customers, the volume or orders of customers and other information concerning transactions with customers; (c) customer lists; (d) financial information; forecasts, budgets, marketing information, research and development, expansion plans, management policies and methods of operation, (e) information concerning salaries or wages paid to, the work records of and other personnel information relative to employees; (f) confidential information of other Persons; (g) technical data specifications, programs, documentation and analyses, and (h) all Trade Secrets within any Intellectual Property, except to the extent that such confidential information (i) becomes a matter of public record, or is published in a newspaper, magazine or other periodical available to the general public, other than as a result of any act or omission of the Seller or any Shareholder, (ii) is based upon the knowledge and expertise of the Person using it developed prior to his/her/its association with the Seller and can be obtained independently by him/her/it without use of the records of the Seller or (iii) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency.

“Consent” shall mean any consent, approval, authorization, waiver, permit, grant, franchise, license, exemption or order of, any registration, certificate, qualification, declaration or filing with, or any notice to, any Person, including, without limitation, any Governmental Authority.

“Contingent Payment” shall mean, for any fiscal year during the Earnout Period, an amount equal to the product of (i) thirty-three percent (33%) times (ii) 3.5 times the amount by which EBITDA less Capital Expenditures incurred in the ordinary course of (A) the Sellers and Color Edge for the period between January 1, 2005 and the Closing Date and (B) the Acquired Group collectively from the Closing Date through the Earnout Period, for such year exceeds $9,300,000; provided however that the maximum amount of the Contingent Payments paid under this Agreement and the Related Purchase Agreement (x) in each of the first two years in the Earnout Period shall not exceed $1,789,689 per year and (y) shall not exceed $5,369,068 in the aggregate for all years in the Earnout Period.

“Contracts” shall mean any written or oral contract, agreement, instrument, obligation, order, arrangement, license, commitment or understanding of any nature.

“EBITDA” shall mean earnings of a Person before taking into account deductions for interest, taxes, the depreciation of assets, the amortization of costs and, with respect to periods after the Closing Date only, Public Company Expenses, excluding in all cases (i) any income or earnings not generated in the ordinary course of business and (ii) financial results of assets, businesses or entities acquired after Closing by the Acquired Group or any Affiliate, with all amounts determined in accordance with GAAP and calculated in accordance with Exhibit D hereto.

“EEOC” shall have the meaning given to such term in Section 4.22(f).

“Earnout Period” shall have the meaning given to such term in Section 2.7.

“Employment Agreements” shall have the meaning given to such term in Section 6.2(e)(iv).

“Environmental Liability” means any and all Liabilities, obligations to investigate, remediate, cleanup or abate expenses, damages, deficiencies, fines, penalties, sanctions and costs of any kind or nature whatsoever arising out of, relating to or directly or indirectly associated with, the compliance with or Liability under any Environmental Protection Law.

“Environmental Permit” shall mean any License required by or pursuant to any Environmental Protection Laws.

“Environmental Protection Laws” shall mean all Applicable Laws now or hereafter (if affecting pre-Closing periods) in effect relating to (a) the protection of human health or the environment, or occupational health and safety, (b) classification, regulation, listing or defining of hazardous substances, hazardous wastes, hazardous materials, wastes, pollutants or contaminants, (c) the investigation, clean-up and abatement, removal action, remedial action or any other response to a release, or threatened release, of any Hazardous Substances to the environment, (d) any emission of air pollutants or direct or indirect discharge of pollutants or waste, (e) the generation, treatment, storage, disposal, transportation, processing, handling, use, existence, spill, release or threatened release of any Hazardous Substance, and (f) the manufacture, import, distribution or sale of any Hazardous Substances, including, without limitation, (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), 42 U.S.C. §9601 et seq.; (ii) the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. §6901 et seq; (iii) the Hazardous Materials Transportation Act, 49 U.S.C. §1801 et seq.; (iv) the Clean Water Act, 33 U.S.C. §1251 et seq.; the Clean Air Act, 42 U.S.C. §7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. §2601 et seq.; and (v) the Occupational Safety and Health Act (“OSHA”), 29 U.S.C. §651 et seq.; and each state or local law corresponding thereto all as amended, modified or revised as of the Closing Date.

“Equity Securities” shall mean with respect to any Person, (a) any capital stock, partnership, membership, joint venture or other ownership or equity interest, participation or securities (whether voting or non-voting, whether preferred, common or otherwise, and including any stock appreciation, contingent interest or similar right), and (b) any option, warrant, security or other right (including debt securities) directly or indirectly convertible into or exercisable or exchangeable for, or otherwise representing the right to acquire directly or indirectly any ownership or equity interest, participation or security described in clause (a) above.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which is or which has at any time in the last six (6) years been considered a single employer with any Seller within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Estimated Cash Purchase Price” shall have the meaning given to such term in Section 2.6(a).

“Excluded Assets” shall mean:

(a) Sellers’ rights under this Agreement or any other document or agreement delivered to or received by the Seller in connection herewith;

(b) the Excluded Contracts;

(c) rights under Sellers Policies;

(d) rights to the benefits from any litigation matter that is an Excluded Liability and identified on Schedule 4.11;

(e) Sellers Claims;

(f) all of the outstanding capital stock of Photobition; and

(g) cash in bank, cash and cash equivalents (less uncleared checks) excluding (i) cash pledged as security or cash in amounts equal to Sellers Advance Payments, Sellers Customer Deposits or Sellers Customer Prepayments at the Closing, (ii) the LC Deposits and (iii) an amount of cash equal to Minimum Cash.

“Excluded Contracts” shall mean (i) all Contracts set forth on Schedule 1.1(b) and (ii) all Contracts and Leases of Sellers other than Purchased Contracts.

“Excluded Liabilities” shall mean any Liabilities of the Sellers, whether arising before, on or after the Closing Date, including, without limitation:

(a) all Liabilities arising or resulting from or relating to the conduct of the Business prior to the Closing Date or arise or result from or relate to claims or actions made, or facts, events or circumstances that became or become known, before, on or after the Closing other than Assumed Liabilities;

(b) all Liabilities for Taxes and deferred Tax Liabilities for which Sellers are liable;

(c) all Liabilities arising in connection with any Action, private or public, whether instituted or threatened prior to or after the Closing, arising out of conduct of the Business or any facts or circumstances existing prior to and including the Closing Date, including without limitation, those matters set forth on Schedule 4.11;

(d) allowances or adjustments (including adjustments in rates charged prior to the Closing) to which customers, clients, contractors or other Persons purchasing, acquiring or otherwise receiving services or products may be entitled either on or after the Closing based on facts, circumstances and events that existed or occurred prior to the Closing (other than allowances or adjustments factored into the Closing Date Balance Sheet);

(e) subject to the limitations of the Remediation Cap set forth in Section 6(r) solely with respect to the Environmental Work described in that section, any Liability arising before, on or after the date hereof relating to (i) the presence of any Hazardous Substances at, upon, about or beneath any Real Property prior to the Closing, (ii) any failure by any Seller or any Affiliate thereof or any failure in the manner in which the Business has been conducted to comply with any Environmental Protection Laws or Environmental Permits prior to the Closing and (iii) the generation, discharge, disposal, treatment, storage, release, threatened release, spill, use, handling, processing, existence, presence or transportation of any Hazardous Substances at, upon, about or beneath any Real Property prior to the Closing; provided, that the continued migration of any Hazardous Substances at, upon, about or beneath any Real Property on or after the Closing shall be deemed to be a condition occurring prior to Closing and, as such, shall be deemed an Excluded Liability hereunder;

(f) all Liabilities arising under Contracts that are Purchased Assets with respect to events and periods prior to the Closing, or in connection with any breach thereof if not factored into the Closing Date Balance Sheet;

(g) Liabilities relating to any Indebtedness or to any Trade Payables and Accruals that are not Assumed Liabilities (not including Liabilities relating to the real estate Leases set forth on Schedule 4.16);

(h) Liabilities to Affiliates of Sellers;

(i) Liabilities relating to current or former members, shareholders, employees, independent contractors, officers or directors of any Seller including under existing employment agreements of the Sellers or Liabilities under any Benefit Plan other than Assumed Liabilities in relation to the Assumed Benefit Plans;

(j) Liabilities relating to Excluded Contracts and the Excluded Asset in clause (a) of that definition;

(k) any Liability incurred by any Seller or its Affiliates to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement other than Bentley Associates;

(l) Liabilities incurred prior to Closing covered by insurance (insurance proceeds, if any, for these liabilities under the Sellers’ Policies to be paid for the Shareholders’ benefit);

(m) Liabilities incurred prior to Closing resulting from any violation of Law;

(n) Liabilities of Sellers arising after the Closing other than Assumed Liabilities; and

(o) Liabilities relating to those matters set forth on Exhibit E.

“Family Member” shall mean with respect to a Person, any parent, any spouse, any natural or adoptive sibling or any spouse thereof, and any direct lineal descendant (natural or adoptive) of any of the foregoing.

“FF&E” shall mean machinery, equipment, computers, peripherals, software booked as FF&E, office equipment, furnishings, leasehold improvements, vehicles, tools, supplies and other tangible assets.

“Financial Statements” shall have the meaning given to such term in Section 4.7(a).

“GAAP” shall mean generally accepted accounting principles in the United States, in effect from time to time.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any governmental authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof, and any tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization.

“Hazardous Substance” shall mean any chemical, compound, pollutant, contaminant, material or substance now or hereafter identified, listed or regulated under any Environmental Protection Laws, including, without limitation, any “hazardous substance” or “pollutant or contaminant,” as those terms are defined in CERCLA, any “hazardous waste” as such term is defined in RCRA, and any other hazardous or toxic wastes, substances or materials, the presence, existence or threat of which may at any time give rise to any Environmental Liability, including, without limitation, (a) trichloroethlene, tetrachloroethlene and other chlorinated solvents, (b) any petroleum products or fractions thereof, (c) asbestos in any form, (d) polychlorinated biphenyls, (e) flammables, (f) explosives, (g) urea formaldehyde, and (h) radioactive materials and wastes.

“Holdback Amount” shall mean $3,950,000 under this Agreement and the Related Purchase Agreement .

“Indebtedness” shall mean all (a) obligations for borrowed money, (b) notes, bonds, debentures, mortgages and similar obligations, (c) obligations for the deferred purchase price of assets, property, or services (excluding ordinary course trade payables), (d) capital obligations and leases, and (e) guaranties and contingent obligations for the debts of another Person, (f) obligations in respect of letters of credit, bonds, guaranties, reimbursement agreements and similar instruments, other than any and all such obligations in respect of the Letter of Credit including reimbursement or other similar agreements for the same, (g) obligations in respect of futures contracts, forward contracts, swaps, options or similar arrangements, (h) off balance sheet financing transactions, (i) all obligations under facilities for the discount or sale of receivables and (j) all obligations that are required to be classified as long term liabilities on a balance sheet under GAAP ( in each case whether such obligations are contingent or otherwise).

“Intellectual Property” shall mean all of the intellectual or intangible property owned or licensed to any Seller in which any Seller has any right or interest, including, without limitation, any Seller’s trademarks, trademark registrations and applications, service marks, trade names, corporate names and fictitious names, copyrights, copyright registrations, works of authorship, patents, patent applications, industrial design registrations and applications, integrated circuit topography applications and registrations, design rights, inventions, trade secrets, data, technical information, Confidential Information, designs, plans, specifications, formulas, processes, patterns, compilations, devices, techniques, mask works, methods, shop rights, know-how, show-how, and other business or technical confidential or proprietary information in each case whether or not such rights are patentable, copyrightable, or registrable; Software and computer hardware programs and systems, source code, object code, know-how, show-how, processes, formula, specifications and designs, databases, and documentation relating to the foregoing; all domain names and Internet addresses, and content with respect to Internet websites including such consent in its electronic form and other proprietary information owned, controlled, created, under development or used by or on behalf of any Seller in whole or in part and whether or not registrable or registered, and any registrations or applications for the foregoing.

“Inventory” shall mean all quantities of inventory, including raw materials, work-in-process, finished goods (whether or not in the possession of Sellers), consigned inventory, spare parts, replacement and component parts, materials, supplies and packaging items.

“Law” shall mean all laws of any nation or political subdivision thereof, including, without limitation, all federal, state, provincial, local, or foreign statutes, regulations, ordinances, orders, decrees, or any other laws, common law theories, or reported decisions of any state, provincial, federal or other court or tribunal.

“LC Deposits” means approximately $1,650,000 which is the amount deposited to secure the Letter of Credit.

“Leased Real Property” shall have the meaning given to such term in Section 4.16.

“Leases” shall mean all leases, subleases, or other occupancy agreements, licenses, and lease agreements for equipment, machinery, furnishings, vehicles or tools, together with all amendments, supplements and nondisturbance agreements pertaining thereto, under which any Seller subleases, licenses, occupies or uses any real or personal property.

“Letter of Credit” shall mean that certain irrevocable standby letter of credit, dated November 14, 2002, issued by HSBC Bank USA Trade Services.

“Liabilities” shall mean liabilities, obligations, claims or commitments of any nature, whether fixed, absolute, accrued, contingent or otherwise and whether liquidated, matured or unmatured, known or unknown, determined, determinable or otherwise and regardless of whether such liability, obligation, claim or commitment is immediately due and payable.

“License” shall mean any license, permit, franchise, consent, authorization, right, privilege, variance, exemption, order or approval issued or granted by any Governmental Authority.

“Lien” shall mean any charge, claim of ownership against any Purchased Asset, lien, option to purchase any Purchased Asset, pledge, security interest, mortgage, deed of trust, assignment, deposit arrangement, priority or other preferential arrangement, right of first refusal, easement, title defect, or encumbrance of any kind excluding Liens for Taxes not yet due and payable.

“Losses” shall have the meaning given to such term in Section 9.2.

“Material Adverse Effect” shall mean a material adverse effect on, or any event, fact circumstance, condition or change that, individually or in the aggregate, is reasonably likely to have a material adverse effect on, (a) the assets, business, operations, condition (financial or otherwise), Properties, management, Liabilities, obligations, earnings, results of operations or prospects of Sellers or the Business, (b) the validity or enforceability of this Agreement and/or any or all of the Related Documents or (c) the right or ability of any Seller, any of its Affiliates or the Shareholders to consummate the transactions contemplated hereby and/or thereby.

“Material Contracts” shall have the meaning given to such term in Section 4.12.

“Minimum Cash” shall mean $750,000 in the aggregate for Sellers and Color Edge, combined, reduced dollar for dollar, to a maximum of $500,000, by the amount of the Excluded Liabilities of the types set forth on Exhibit X at Closing under this Agreement and the corresponding exhibit of the Related Purchase Agreement paid by Sellers or Color Edge at the Closing .

“Net Assets” shall mean, with respect to the Sellers and Color Edge, taken together, Net Working Capital plus the following assets: LC Deposits and tangible fixed assets, excluding non-compete assets.

“Net Working Capital” shall mean, with respect to Sellers and Color Edge, taken together, the following assets: inventory, trade receivables (net), other receivables(other than Sellers Claims), prepayments, accrued income, and Minimum Cash, less the following liabilities: trade payables, other payables, accrued expenses and deferred income.

“Noncompetition Agreements” shall have the meaning given to such term in Section 6.2(e)(iii).

“Ordinary Course of Business” shall mean in the ordinary course of the Business consistent with each Seller’s past custom and practice.

“Pension Plan” shall mean an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA.

“Person” shall mean any corporation, partnership, limited liability company, trust, individual, unincorporated organization or a governmental agency or political subdivision thereof, as the context may require.

“Proceeding” shall mean any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any governmental body or arbitrator.

“Products” shall mean any and all products or services designed, fabricated, manufactured, distributed, provided, performed or sold at any time by or on behalf of the Business or Sellers.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible of Sellers.

“Public Company Expenses” shall mean any of the following amounts to the extent charged to the Purchaser and the Related Purchaser after the Closing (i) audit expenses in excess of $275,000 , (ii) fees of counsel relating to public company requirements, (iii) fees of the Securities and Exchange Commission or the Nasdaq National Market or (iv) charges for Acquiror Parent legal personnel relating to public company requirements.

“Purchase Price” shall have the meaning given to such term in Section 2.6(f).

“Purchased Assets” shall have the meaning given to such term in Section 2.1.

“Purchased Contracts” shall mean the following other than the Excluded Contracts set forth on Schedule 1.1(b) (i) all Contracts to sell products or services to customers of the Business, (ii) all Contracts to purchase goods or services provided that such contracts (A) do not have “take or pay” or minimum purchase requirements or similar provisions, (B) do not have terms of more than one year, (C) are not equipment leases or (D) are not with employees or individuals who are independent contractors of the Business, (iii) all Leases for the Leased Real Property, provided such leases are set forth on Schedule 4.16 and (iv) any other Contract or Lease set forth on Schedule 1.1(c).

“Purchaser” shall have the meaning given to such term in the preamble.

“Purchaser Indemnitees” shall have the meaning given to such term in Section 9.2.

“Real Property” shall mean any real property currently or formerly owned, operated, leased or occupied by Sellers (or any predecessors).

“Receivables” means all notes, deposits and Accounts Receivable in favor of Sellers and all notes, bonds and other evidence of Indebtedness of and rights to receive payments from any person in favor of Sellers excluding (i) Sellers Claims and (ii) any Excluded Assets.

“Related Documents” shall mean the Transfer Documents, the Noncompetition Agreements, the Employment Agreements and all other agreements and documents contemplated hereunder or thereunder, and any and all amendments or modifications thereto.

“Related Person” shall mean any Person in which a specified Person owns any material economic interest, and any other Affiliate or Family Member of such specified Person.

“Related Purchase Agreement” shall mean that certain Asset Purchase Agreement by and between MCEI, LLC, a Delaware limited liability company, Acquiror Parent, Color Edge and such other third parties listed on the signature pages thereto, dated as of the date hereof.

“Related Purchaser” shall MCEI, LLC, a Delaware limited liability company, as purchaser under the Related Purchase Agreement.

“Sellers” shall have the meaning given to such term in the preamble.

“Sellers Advance Payments” shall mean, with respect to any Seller, payments with respect to the Business made by such Seller for goods or services on or prior to the Closing Date, to the extent such goods or services are not fully used or received by the Business as of the Closing Date, including without limitation all credits, prepaid expenses (including with respect to insurance policies to the extent they are actually Purchased Assets), deferred charges, advance payments, security deposits, prepaid rent (to the extent transferable), prepaid Taxes, prepaid advertising and prepaid items.

“Sellers Claims” shall mean, any and all claims of Sellers against any Shareholder, any Family Member of a Shareholder or any Affiliate of a Shareholder, except Accounts Receivables for goods and services provided by an Affiliate of the type provided by such Affiliate as part of its business.

“Sellers Customer Deposits” shall mean, with respect to any Seller, deposits received by such Seller from customers and subscribers of the Business on or prior to the Closing Date, including deposits by customers whose creditworthiness requires payments in advance.

“Sellers Customer Prepayments” shall mean, with respect to any Seller, payments received by such Seller for goods or services from customers and subscribers of the Business where such goods or services are not fully delivered or performed by such Seller as of the Closing Date.

“Sellers Employees” shall mean collectively, any and all current, former and retired employees of Seller.

“Sellers Purchased Assets” shall have the meaning given such term in Section 2.1.

“Sellers Policies” means the insurance policies paid for by the Sellers prior to the Closing set forth on Exhibit F hereto, but shall expressly not include any insurance policies in connection with the Assumed Benefit Plans.

“Shareholders” shall have the meaning given to such term in the preamble.

“Software” shall mean any and all of the following: (i) computer programs, including any and all software implementations of algorithms, heuristics, models and methodologies, whether in source code or object code, (ii) testing, validation, verification and quality assurance materials (iii) databases, conversions, interpreters and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iv) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (v) all documentation, including user manuals, web materials and architectural and design specifications and training materials, relating to any of the foregoing, (vi) software development processes, practices, methods and policies recorded in permanent form, relating to any of the foregoing, and (vii) performance metrics, sightings, bug and feature lists, build, release and change control manifests recorded in permanent form, relating to any of the foregoing.

“Tax Return” shall mean any return, report, information return, registration form or other document (including any related or supporting information filed therewith) related to the obligations of any Person filed or required to be filed with any Governmental Authority in connection with the determination of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“Taxes” shall mean any income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, real property, personal property, or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, addition to tax or additional amount related to the obligations of any Seller or for which any Seller is liable, imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign), but only if and to the extent attributable to periods (or partial periods) prior to and including the Closing Date (but excluding the portion of the Closing Date after the consummation of the Closing) together with any penalty thereon or in connection therewith and any interest on or in connection with any of the foregoing (including any penalty).

“Trade Payables and Accruals” shall mean all trade payables and accrued Liabilities incurred in the ordinary course of business by each Seller.

“Transfer Documents” shall have the meaning given to such term in Section 6.2(e).

“Transfer Taxes” shall have the meaning given to such term in Section 8.2.

“Transferred Employees” shall have the meaning given to such term in Section 7.6.

1.2 Interpretation.

(a) When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not so stated. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

(b) The table of contents, titles, captions and headings of the Articles and Sections herein, and the use of a particular gender, are for convenience of reference only and are not intended to be a part of or to affect or restrict the meaning or interpretation of this Agreement.

(c) The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

ARTICLE 2

SALE AND PURCHASE OF ASSETS

2.1 Purchased Assets. On the terms and subject to the conditions of this Agreement, Sellers shall, at the Closing, sell, transfer, convey, assign, grant and deliver to Purchaser and Purchaser shall, at the Closing, purchase and acquire from Sellers, free and clear of all Liens (except as set forth on Schedule 2.1), all right, title and interest in and to all properties, rights, interests, tangible and intangible assets of Sellers (other than Excluded Assets) (the “Purchased Assets”), including without limitation:

(i) all FF&E;

(ii) all Receivables;

(iii) all Inventory;

(iv) Purchased Contracts;

(v) all patents, copyrights, trademarks and service marks (whether registered or unregistered), all names (and variations thereof), all assumed fictional business names and trade names, including without limitation, the items set forth on Schedule 2.1(v) hereto;

(vi) all other Intellectual Property, including without limitation the Intellectual Property described on Schedule 2.1(vi);

(vii) all design tools, order management and other management tools, manufacturing tools and test equipment, including laboratory testing equipment, whether located at the facilities of Color Edge Visual, Photobition or the facilities of a third party;

(viii) all Sellers Advance Payments, Sellers Customer Deposits, Sellers Customer Prepayments and LC Deposits;

(ix) the Leased Real Property;

(x) all Books and Records; provided however that Seller shall be entitled to retain a copy thereof (subject to Section 2 of the Noncompetition Agreement executed by each Seller)

(xi) to the extent transferable, all Licenses from any Governmental Authority relating to the operation of the Business;

(xii) all rights in and sponsorship of the Assumed Benefit Plans and any associated funding media, assets, reserves and credits, the benefit of the insurance policies and service agreements in relation to the Assumed Benefit Plans and all Books and Records in connection with the Assumed Benefit Plans;

(xiii) to the extent transferable, all insurance policies held by Sellers or that may have been issued to Sellers and in effect at any time during Sellers’ operation of the Business, including without limitation, on the Leased Real Property, including the right to any proceeds thereunder other than rights under the Sellers’ Policies covering Excluded Liabilities which shall be paid for the benefit of the Shareholders;

(xiv) all guarantees, warranties, indemnities and similar rights in favor of any Seller or any of the Purchased Assets;

(xv) all telephone and facsimile numbers, post office boxes, and bank accounts but not the cash contained therein that is an Excluded Asset;

(xvi) all domain names and Internet addresses, and content with respect to Internet websites, including such content in its electronic form;

(xvii) all rights, claims, causes of action against any Person;

(xviii) all goodwill of the Business; and

(xix) all other tangible or intangible property, rights and assets of Sellers other than Sellers Claims.

With respect to any Purchased Asset both (i) of a type not described in clauses (i) through (xviii) above and (ii) not reflected on the Closing Date Balance Sheet, if such asset has specifically related Liabilities, Purchaser at its option shall either (x) expressly accept such asset and assume the related Liabilities or (y) reject such asset as a Purchased Asset, in which case it shall remain an asset of Sellers, provided, that in no event shall Purchaser assume or be deemed to assume any Excluded Liabilities hereunder unless it expressly accepts such asset.

2.2 Excluded Assets. At the Closing, Purchaser shall not purchase and Sellers shall retain all right, title and interest in and to the Excluded Assets.

2.3 Assumed Liabilities. At the Closing Purchaser shall assume only the Assumed Liabilities as existing on the Closing Date and subject to any limitations set forth in the various definitions or listings of such Assumed Liabilities.

2.4 Excluded Liabilities. Notwithstanding anything to the contrary herein or in any Schedule or Exhibit hereto, Purchaser shall not assume any of the Excluded Liabilities and all Excluded Liabilities shall remain the exclusive Liabilities of Sellers. Sellers shall pay, perform or otherwise discharge, as the same shall become due in accordance with their respective terms, all of the Excluded Liabilities.

2.5 Consideration for Purchased Assets. On the terms and subject to the conditions of this Agreement, as consideration for the sale, transfer, assignment and delivery of the Purchased Assets to Purchaser at the Closing:

(a) Purchaser shall assume the Assumed Liabilities as provided herein;

(b) Purchaser shall deliver to Sellers at Closing cash by wire transfer to Sellers’ respective designated accounts in an amount equal to the Estimated Cash Purchase Price less the portion of the Holdback Amount delivered pursuant to this Agreement as provided below, subject to the adjustment in Section 2.6 (the “Closing Payment”).

(c) Purchaser shall deposit in escrow pursuant to an escrow agreement in form and substance reasonably satisfactory to Purchaser and Seller (the “Escrow Agreement) $3,500,000. This amount shall be combined with the portion of the Holdback Amount delivered into escrow pursuant to the Escrow Agreement under the Related Purchase Agreeement. The Escrow Agreement shall provide for the release of $1,316,667 from escrow upon completion of the purchase price adjustment provided in Section 2.6 of this Agreement and the Related Agreement and $2,633,333 upon the earlier of May 15, 2006 and the completion of the 2005 fiscal year audit of the Purchaser, subject to holdback for claims pursuant to Section 9.4 of this Agreement and the Related Purchase Agreement. The Holdback Amount and any amounts placed in escrow under Section 9.4 or the corresponding provision of the Related Purchase Agreement (the “Offset Amounts”) are a non-exclusive source of payment for claims hereunder and under the Related Purchase Agreement. The parties hereto agree that claims against the all or any portion of the Holdback Amount and the Offset Amounts may be made by either Purchaser or Related Purchaser or both pursuant to the terms of this Agreement, the Related

Purchase Agreement and the Escrow Agreement and nothing contained herein shall prevent or preclude Purchaser or Related Purchaser from making a claim against all or any portion of the Holdback Amount or Offset Amounts if such claim is made in accordance with the provisions hereof, the Related Purchase Agreement and/or the Escrow Agreement.

(d) Purchaser shall pay the Contingent Payment, if any, in accordance with Section 2.7 and the A/R Payment, if any in accordance with Section 2.12.

2.6 Purchase Price Adjustments.

(a) The amount of the “Estimated Cash Purchase Price” shall be twenty three million three hundred forty four thousand five hundred ($23,344,500), as adjusted pursuant to this Section 2.6.

(b) “Threshold Net Working Capital” shall mean $12,600,000 reduced dollar for dollar by the amount of Excluded Liabilities of the types set forth on Exhibit X at the Closing under this Agreement or the corresponding exhibit of the Related Purchase Agreement paid by the Sellers or Color Edge at Closing up to a maximum of $500,000.

(c) Net Working Capital delivered to Purchaser and Related Purchaser at Closing shall include cash in an amount equal to or greater than the Minimum Cash. A physical inventory shall be conducted by the Auditor (as defined below) over the weekend prior to Closing in accordance with GAAP.

(d) After the Closing, Actual Net Working Capital will be determined as follows:

(i) Within sixty (60) calendar days after the Closing, Purchaser shall cause a nationally recognized accounting firm (the “Auditor”) to prepare and deliver to the Sellers and Color Edge, taken together, an audited statement of the Sellers and Color Edge prepared with the line items set forth on Exhibit C and prepared in accordance with GAAP applied consistently with the audited accounting policies used in the preparation of the November 30, 2004 balance sheet furnished pursuant to Section 6.2 as of the start of business on the Closing Date prior to giving effect to the Closing (the “Closing Date Balance Sheet”), and a calculation of the Net Working Capital of the Sellers and Color Edge, taken together, as of the start of business on the Closing Date prior to giving effect to the Closing (the “Actual Net Working Capital”). Sellers shall have a period of thirty (30) days from receipt of the Closing Date Balance Sheet to review such balance sheet and Purchaser’s calculation of Actual Net Working Capital. In connection therewith, Purchaser shall provide Sellers and its representatives with access to all records and work papers necessary to compute and verify the Closing Date Balance Sheet and Actual Net Working Capital.

(ii) Within thirty (30) days following receipt by Sellers of the Closing Date Balance Sheet, Sellers shall deliver written notice (a “Notice of Disagreement”) to the Purchaser of any dispute Sellers has with respect to the preparation or content of such Closing Date Balance Sheet. The Notice of Disagreement must describe in reasonable detail the items contained in the Closing Date Balance Sheet that Sellers disputes and the basis for any such dispute. If Sellers does not notify the Purchaser in writing of a dispute with respect to the

Closing Date Balance Sheet within such thirty (30)-day period, and the calculation of Actual Net Working Capital reflected in the Closing Date Balance Sheet will be final, conclusive and binding on Sellers, Shareholders and the Purchaser. If a Notice of Disagreement is delivered to the Purchaser, the Purchaser and Sellers shall negotiate in good faith to resolve the disputed items contained therein. If the Purchaser and Sellers, notwithstanding such good faith effort, fail to resolve such disputed items within fifteen (15) days after delivery of the Notice of Disagreement to the Purchaser, then the Purchaser and Sellers jointly shall engage any nationally recognized independent public accounting firm or if no national accounting firm will accept the engagement, or the parties cannot agree on an national accounting firm or a national accounting firm is not retained for any reason within sixty (60) days following the Sellers delivering a Notice of Disagreement, the parties shall use an arbitrator (who shall be a CPA with at least ten (10) years of auditing experience, or if such an arbitrator is not available or acceptable to the parties, a reasonably experienced CPA who is acceptable to both parties or nominated by the American Arbitration Association) pursuant to the rules of the American Arbitration Association (the “Arbitration Firm”), to resolve such disputed items in accordance with the standards set forth in this clause (d). Both the location of the Arbitration Firm and the conduct of the arbitration shall be in New York, New York. The Sellers and the Purchaser shall cooperate in the engagement of the Arbitration Firm and shall use reasonable efforts to cause the Arbitration Firm to render a written decision resolving the matters submitted to the Arbitration Firm as promptly as practicable. The scope of the disputes to be resolved by the Arbitration Firm will be limited to the items in dispute that were properly included in the Notice of Disagreement. The Arbitration Firm’s decision will be based solely on written submissions by Sellers and its representatives and written submissions by the Purchaser and its representatives and not by independent review other than to the extent to resolve disputed items. The Arbitration Firm may not assign a value greater than the greatest value for any such item claimed by either the Purchaser, on the one hand, or Sellers, on the other hand, or smaller than the value assigned to the disputed item by the Purchaser or Sellers on the other hand in the Closing Date Balance Sheet. All determinations made by the Arbitration Firm will be final, conclusive and binding on the Purchaser, Sellers, Shareholders, and Sellers and judgment may be entered upon the determination of the Arbitration Firm in any court having jurisdiction over the party against which such determination is to be enforced. The fees and expenses of the Arbitration Firm shall be shared equally between the Purchaser and Shareholders.

(iii) For purposes of complying with the terms set forth in this Section 2.6(d), the Purchaser shall cooperate with and make available to Sellers and its representatives all information, records, data and working papers, as may be reasonably required in connection with the analysis of the Closing Date Balance Sheet and Actual Net Working Capital and the resolution of any disputes thereunder.

(iv) After giving effect to this Section 2.6(d), the Estimated Cash Purchase Price and the estimated cash purchase price under the Related Purchase Agreement, treated on a combined basis, shall be either increased by the amount by which Actual Net Working Capital exceeded the Threshold Net Working Capital or decreased by the amount by which Threshold Net Working Capital exceeds Actual Net Working Capital provided that the Estimated Cash Purchase Price and the estimated cash purchase price under the Related Purchase Agreement, treated on a combined basis, shall not be increased by any adjustments under this Section 2.6(d) and the corresponding provisions in the Related Purchase Agreement by more than an aggregate of $500,000 under both agreements. Any payment obligations resulting from the operation of the foregoing adjustments in favor of or owed by Sellers and Color Edge as the seller under the Related Purchase Agreement shall be allocated among Sellers and Color Edge, and shall be paid by Purchase and Related Purchaser, in accordance with Section 2.11.

(v) The amount of any adjustment required under this Section 2.6(d) shall be made, within (A) five (5) business days after Sellers and Color Edge notified the Purchaser that it does not object to the Actual Working Capital or the end of the thirty (30) day review period if no dispute notice has been given by Sellers or (B) within five (5) business days following the final determination of any disputed items pursuant to Section 2.6(d)(ii); provided, however, in all events notwithstanding any of the foregoing to the extent any amount is undisputed, such undisputed portion shall be paid by the party that owes the payment within five (5) business days after the determination of the adjustment is made. Any payments due from Sellers shall be first paid out of the first released amount from the Holdback Amount with any excess being paid from the other funds in the Holdback Amount with any excess paid directly by Sellers and/or Shareholders.

(e) If actual Adjusted EBITDA, calculated based on the audited November 30, 2004 financial statements of Sellers and Color Edge, taken together, to be delivered prior to Closing, is greater than $8,700,000 but less than $9,200,000, the Estimated Purchase Price and the estimated cash purchase price under the Related Purchase Agreement, treated on a combined basis, at Closing shall be reduced by an amount equal to the product of (i) 3.5 multiplied by (ii) the difference between $9,200,000 and actual Adjusted EBITDA. Any payment obligations resulting from the operation of the foregoing adjustments owed by Sellers and Color Edge as the seller under the Related Purchase Agreement shall be allocated among Sellers and Color Edge in accordance with Section 2.11.

(f) The “Purchase Price” shall equal the Estimated Cash Purchase Price as adjusted pursuant to this Section 2.6, the Assumed Liabilities and the Contingent Payments under Section 2.7 and the A/R Payments paid to Sellers.

(g) (i) As CEV has agreed to sell the Purchased Assets to Purchaser in lieu of a sale by the Shareholders of their shares in CEV, the Purchaser shall pay to CEV, as an amount in addition to the Purchase Price, an amount of cash (the “Tax Reimbursement”) equal to 50% of the Shareholders’ Additional Tax Liability, provided that the maximum Tax Reimbursement payment by Purchaser shall be $2,000,000. The Shareholders’ Additional Tax Liability means (A) the amount of proceeds that would have been received by the Shareholders if the Shareholders had sold their stock of CEV to Purchaser for the amount of the Estimated Cash Purchase Price, as adjusted under Section 2.5, this Section 2.6, and Section 2.9 less the amount of any indemnification claims made by Purchaser under Section 9.2 during the 18 month period following Closing, and less the Federal and state Taxes payable by the Shareholders with respect to the net amount of such proceeds, less (B) (I) the amount of net proceeds to the Shareholders distributable by CEV as a liquidating distribution, taking into account only the Estimated Cash Purchase Price, as adjusted under Section 2.5, this Section 2.6 and Section 2.9, any Excluded Assets, and the amount of any indemnification claims made by Purchaser under Section 9.2 during the 18 month period following Closing, and less Taxes payable by CEV on the receipt thereof and (II) the Federal and state income Taxes payable by the Shareholders with respect to such net distributions from CEV.

(ii) The Tax Reimbursement shall be computed (the “Tax Reimbursement Computation”) by the Shareholders’ independent accountants during the 18 month period following the Closing. The Tax Reimbursement Computation shall be based on the actual income tax returns of each Shareholder utilizing each Shareholder’s actual basis in his or her Shares and CEV’s actual basis in its assets. The Tax Reimbursement Computation and any necessary supporting information shall be furnished during that period to a third party reasonably acceptable to Purchaser, that shall verify that the Tax Reimbursement Computation is true and correct. Payments under this provision shall be made within 30 days of receipt by the Purchaser of the completion of review by the third party of the Tax Reimbursement Computation unless, based on the results of that review, Purchaser disputes the calculations. If Purchaser disputes the calculations, the Shareholders and Purchaser shall submit the dispute to arbitration to be conducted by the Arbitration Firm whose fees shall be borne equally by the parties and whose decision shall be binding upon the parties. Purchaser shall have no right to receive copies of any tax return of CEV or any of the Shareholders or any information in any tax return of CEV or any of the Shareholders, and written agreements with the Shareholders’ independent accountants and with the third party shall expressly prohibit the accountants and the third party from providing copies of any such return or any such information to Purchaser.

(iii) Sellers and the Shareholders each agree that they shall pay all Taxes due with respect to the transactions contemplated hereby and with respect to all distributions made to the Shareholders by the Sellers and shall provide the third party verifying the Tax Reimbursement Computation with proof of such payment prior to any payment by Purchase of the Tax Reimbursment.

2.7 Contingent Payments

(a) During the period commencing on January 1, 2005 through December 31, 2007 (the “Earnout Period”), Purchaser and Related Purchaser shall pay the Contingent Payments to each Seller and Color Edge for each fiscal year during the Earnout Period, based on the audited financial statements for the fiscal years in the Earnout Period.

(b) Purchaser and Related Purchaser will pay any Contingent Payment due to the Sellers and Color Edge on the earlier of (i) the tenth business day following the completion of the audit for each fiscal year in the Earnout Period or (ii) May 15 of the succeeding fiscal year for each year in the Earnout Period. If a dispute arises between Purchaser and Related Purchaser on the one hand and the Sellers and Color Edge on the other hand as to whether or not a Contingent Payment is due and owing for any fiscal year in the Earnout Period, the dispute shall be resolved in accordance with the procedures set forth in Section 2.6(d)(ii).

(c) Any and all Contingent Payment obligations of the Purchaser and Related Purchaser owed to Sellers hereunder and to Color Edge under the Related Purchase Agreement shall be allocated among Sellers and Color Edge in accordance with Section 2.11.

2.8 Transfer Pricing Agreements. Prior to the consummation of the Comp 24 Transaction (as defined below), the Sellers shall enter into a transfer pricing arrangement with Comp 24, LLC, a Delaware limited liability company (“Comp 24”) pursuant to which if Sellers and Comp 24 refer work to each other, the recipient of the work will pay the sender of the work 30% of the gross amount paid by the customer for such work less applicable commissions. For the purposes of this Section 2.8, the term “Comp 24 Transaction” shall mean the transaction contemplated in that certain Asset Purchase Agreement, dated the date hereof, by and among MC24, LLC, Acquiror Parent, Comp 24, LLC and certain third parties listed on the signature pages thereto. The transfer pricing agreement between Sellers and Comp 24 shall provide that Purchaser shall be entitled to the benefits thereunder after the Closing Date.

2.9 Allocation of Purchase Price. Prior to the Closing, the parties shall mutually agree upon a preliminary allocation of Estimated Cash Purchase Price among the Purchased Assets as determined in accordance with Section 1060 of the Code which allocation shall be attached as Exhibit G hereto. Promptly following the determination of the Actual Net Working Capital and following any Contingent Payment, a revised Exhibit G shall be prepared by the Purchaser in a manner consistent with the Exhibit G delivered at Closing. If Sellers disagree that any revised Exhibit G is consistent the Exhibit G delivered at Closing and desires to contest such revised Exhibit G as being so consistent, Sellers shall deliver to Purchaser a written objection as to the consistency of such revised Exhibit G within 15 days of receipt thereof, which objection must specify in detail the reasons for such objection. If Sellers and Purchaser cannot resolve such objection within 15 days, Sellers shall have the right to refer the objection to the Arbitration Firm within 10 days of the lapse of such 15 day period. If Sellers fail to deliver a written objection or fails to refer the objection to the Arbitration Firm, in each case within the times specified, the revised Exhibit G shall be deemed accepted. The decision of the Arbitration Firm either to accept the revised Exhibit G as is or to modify it pursuant to Sellers’ objections shall be based upon written submissions by the parties, using such procedures as the Arbitration Firm shall set forth to the parties, and such decision shall be final and binding upon the parties. All fees of the Arbitration Firm shall be borne equally by the Sellers and the Purchaser. The arbitration shall be conducted in New York, New York. The Sellers and the Purchaser each agree, (a) to report the sale of the Purchased Assets for Tax purposes in accordance with the allocations set forth on the most recent agreed Exhibit G prepared in accordance with this Section 2.9 and to follow the allocations set forth on that Exhibit G in determining and reporting their Liabilities for any Taxes, (b) without limitation, not to take any position inconsistent with such allocations on any of its Tax Returns, and (c) to timely file federal tax Form 8594 with the applicable Tax Return for the year of this transaction reflecting such allocations.

2.10 No Payments in Respect of Former Employees. With respect to any Contingent Payments and Holdback Amount payments if a Shareholder who is an employee of the Purchaser immediately after the Closing subsequently ceases to be an employee of Purchaser due to termination by “the Purchaser for cause” or termination by the Shareholder not for “good reason” (as such terms are defined in the applicable Employment Agreement) the Purchaser shall be entitled to retain a portion of (i) any Contingent Payment for the year in which employment terminates or thereafter if such Shareholder ceases to be an employee of Purchaser during the Earnout Period and (ii) any Holdback Amount if such Shareholder ceases to be an employee of Purchaser before the Holdback Amount is distributed in an amount equal to any actual losses suffered by the Purchaser relating to any misappropriation, theft or improper personal benefit by such Shareholder/employee. The maximum amount retained in respect of any Shareholder shall be the allocation set forth on Exhibit H opposite such Shareholder’s name.

2.11 Allocation of Payments and Payment Obligations Among Sellers and Color Edge; Payments by Purchaser and Related Purchaser.. All payment obligations of Purchaser and Related Purchaser pursuant to Section 2.6 hereof and the corresponding provision of the Related Purchase Agreement and all Contingent Payments and A/R Payments payable hereunder and thereunder, if any, shall be paid to the Sellers and Color Edge in accordance with the following allocations: 10% to CEV, 40% to Photobition and 50% to Color Edge, and the parties hereto agree that Purchaser’s and Related Purchaser’s payment of the Contingent Payments, if any, in accordance with the foregoing allocation shall constitute the complete satisfaction of their respective obligations to Sellers and Color Edge with respect to such payments. Similarly, all payment obligations of Sellers and Color Edge to Purchaser and Related Purchaser arising pursuant to Section 2.6 hereof and the corresponding provision of the Related Purchase Agreement, if any, shall be payable in accordance with the following allocations: 10 % by CEV, 40% by Photobition and 50% by Color Edge. Payments to Sellers shall be made by Purchaser and payments to Color Edge shall be made by Related Purchaser.

2.12 A/R Payment. After the Closing, if the Net Working Capital Threshold and Minimum Cash have been reduced by the maximum permitted amount possible by reason of the payment by Sellers or Color Edge at the Closing of the Excluded Liabilities of the type set forth on Exhibit X, Purchaser and Related Purchaser shall pay to Sellers and Color Edge (in accordance with Section 2.11) an aggregate payment equal to all proceeds received from the collection of Accounts Receivable purchased under this Agreement or the Related Purchase Agreement after the Closing, up to the lesser of (i) an amount equal to the Excluded Liabilities of the type set forth on Exhibit X at the Closing paid by Sellers or Color Edge at the Closing less $500,000 and (ii) $950,000 (the “A/R Payment”). Payments hereunder of collections of Accounts Receivable shall be made on the third business day of each week for all collections received in the prior week

ARTICLE 3

THE CLOSING

3.1 The Closing Date. The closing of the purchase and sale of the Purchased Assets shall take place at 10:00 A.M., February 14, 2005, at the offices of Bingham McCutchen LLP, 399 Park Avenue, New York, New York, 10022, or if later (a) on the Monday after the third day after the date upon which all of the conditions precedent set forth in Article 6 shall have been satisfied or waived or (b) at such other time, date and place as Purchaser and Sellers may otherwise mutually agree (the “Closing,” and such date, the “Closing Date”); provided that this date shall also be extended until the date set forth in Section 10.1(d) to enable Acquiror Parent to comply with SEC Rules (as defined below) if such rules have become effective prior to the Closing Date. The parties agree that the Closing will be on a Monday. Upon satisfaction or waiver of all conditions set forth in Article 6, at the Closing, and against payment of the Closing Payment by transfer of immediately available funds to Sellers, as designated by Sellers to Purchaser, Sellers shall sell, transfer and deliver to Purchaser at the Closing, free and clear of all Liens (except as set forth on Schedule 2.1), the Purchased Assets. Upon consummation of the Closing, the Purchaser shall be deemed to have acquired the Purchased Assets as of the start of business on the Closing Date.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE SHAREHOLDERS

As of the date hereof and as of the Closing Date, each Seller and Prakash Sethuraman hereby, jointly and severally, represent and warrant to Purchaser and each other Shareholder severally (based on ownership of CEV at the Closing) and not jointly, hereby represents and warrants to Purchaser, as follows:

4.1 Organization; Good Standing; Qualification and Capitalization.

(a) Seller is a corporation, duly incorporated, validly existing and in good standing under the laws of the state of its incorporation, and has all requisite corporate power and authority under its organizational documents to own and lease the Purchased Assets and carry on the Business as now conducted. Except as stated on Schedule 4.1(a), Seller is duly qualified or duly licensed to transact business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary, all of which are set forth on Schedule 4.1(a) except as would not have a Material Adverse Effect.

(b) Schedule 4.1(b) sets forth all of the authorized and outstanding Equity Securities of the Seller. All of the outstanding Equity Securities of the Seller have been duly authorized and validly issued and are fully paid and nonassessable and are free and clear of all Liens except as provided on Schedule 4.1(b). Schedule 4.1(b) sets forth the record and beneficial ownership and number of all Equity Securities of the Seller. There are no Contracts, purchase rights, subscription rights, conversion rights, exchange rights or other commitments that could require Seller to issue, sell, or otherwise cause to become outstanding any of its Equity Securities. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Seller. Except as set forth on Schedule 4.1(b), there are no shareholder agreements, voting trusts, proxies, or other agreements or understandings with respect to the voting of the Equity Securities of Seller. None of the outstanding Equity Securities or other securities of Seller was issued in violation of the Securities Act or any other Applicable Law. Seller does not own, or have any Contract to acquire, any Equity Securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business. True and complete copies of all organizational documents of the Sellers have been delivered to the Purchaser.

4.2 Subsidiaries and Investments. Sellers do not own, directly or indirectly, any stock, partnership interest, membership interest, joint venture interest, ownership interest or other security, investment or interest in any corporation, partnership, limited liability company, joint venture, organization or other entity. The authorized and issued and outstanding capital stock of Photobition is set forth on Schedule 4.2. Such shares of common stock constitute all of the issued and outstanding capital stock of Photobition, and are owned of record and beneficially by the Seller, free and clear of all Liens, except as set forth on Schedule 4.2.

4.3 Authorization and Enforceability. All action on the part of Seller and each Shareholder, and their respective officers, directors and shareholders, necessary for the authorization, execution, delivery and performance of this Agreement, the Related Documents (other than the Employment Agreements) and the transactions contemplated hereby and thereby has been taken. Seller and each Shareholder has the full power and authority to enter into and perform this Agreement and the Related Documents (other than the Employment Agreements) to which it is a party and to carry out the transactions contemplated thereby. This Agreement has been, and each Related Document (other than the Employment Agreements) to which Seller or each Shareholder is a party will be, duly authorized, executed and delivered by Seller or each Shareholder, as applicable, and constitutes, and with respect to each such Related Document (other than the Employment Agreements) will constitute at the Closing, the valid and legally binding obligation of Seller and such Shareholder, as applicable, enforceable against Seller or such Shareholder in accordance with its terms, subject to applicable bankruptcy, insolvency reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally.

4.4 Title to Assets; Sufficiency of Assets.

(a) Except as set forth on Schedule 4.4(a), Seller owns, and at the Closing will own, good and marketable title to, and all rights and interests in and to, the Purchased Assets free and clear of all Liens except as set forth on Schedule 2.1). Except as set forth on Schedule 4.4(a), the Purchased Assets constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary for Purchaser to continue to conduct the Business as had Seller prior to the Closing Date.

(b) Schedule 4.4(b) sets forth a description of any assets or services provided by any Shareholder, Affiliate or Related Party of Seller in connection with the Business.

4.5 Consents. Except as set forth on Schedule 4.5, no Consent of any Person or Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement and the Related Documents to which Seller is a party or the consummation of the transactions contemplated hereby and thereby (including the effective assignment and assumption to and by Purchaser of any of the Purchased Assets) including under any Contract, License or Applicable Law.

4.6 No Conflicts.

(a) Except as set forth on Schedule 4.6, the execution and delivery of this Agreement or the Related Documents (other than the Employment Agreements) by Seller and Shareholders does not, and, the consummation of the transactions contemplated hereby and thereby (including the effective assignment to Purchaser of any of the Purchased Assets) shall not conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under: (i) any provision of the charter or governance documents of Seller or any Shareholder; (ii) any mortgage, indenture, Lease, Contract or other agreement or instrument, permit, concession, franchise or License to which Seller or any Shareholder is a party or any of its respective properties or assets are subject; or (iii) any Law, order, decree, injunction or writ applicable to Seller or any Shareholder or its respective properties or assets.

(b) Except as set forth on Schedule 4.6, the execution and delivery of this Agreement and the Related Documents (other than the Employment Agreements) by Seller and Shareholders does not, and the consummation of the transactions contemplated hereby and thereby (including the effective assignment to Purchaser of any of the Purchased Assets) shall not require any notice under any Contract, Lease License or other arrangement to which Seller, or any Shareholder is a party or by which Seller or any Shareholder is bound or to which any of its respective assets is subject or result in the imposition of any Lien upon any of its respective assets.

4.7 Financial Statements.

(a) Prior to Closing, Seller will deliver to Purchaser an audited consolidated balance sheet, statement of income and cash flow statement of Sellers and Color Edge, taken together, as of the eleven-month period ended November 30, 2004 (collectively, the “Financial Statements”). The Financial Statements when delivered (i) will be been prepared from the Books and Records kept by Seller, in conformity with GAAP consistently applied with prior periods, and (ii) will be complete and correct and fairly present the financial condition, results of operations, and cash flows of Seller and Color Edge, taken together, as of the dates and for the periods indicated therein. The books of account, financial data, schedules and other records of Seller, including any of the foregoing delivered or made available to Purchaser or its representatives or Affiliates in connection with the transactions contemplated hereby, have been maintained properly and regularly in accordance with sound business practices and in the course of business of Seller, are accurate and complete and there are no misstatements, mistakes or omissions therein, and there have been no transactions involving Seller that properly should have been reflected therein in accordance with GAAP that have not been accurately and completely reflected. The Financial Statements reflect the conduct of the Business in the ordinary course.

(b) Except as set forth on Schedule 4.7(b), or as expressly permitted by Section 7.1 of this Agreement, Seller has no Liabilities of any kind, and there are no conditions, situations or circumstances which would reasonably be expected to result in any Liability, except (i) Liabilities reflected in, reserved against or disclosed in the footnotes of the Financial Statements or (ii) Liabilities incurred since November 30, 2004 in the ordinary course of the Business and consistent with the past practice (none of which relates to any breach of contract, breach of warranty, tort, infringement or violation of Law or arose out of any Action, proceeding, claim, complaint, grievance, investigation or unfair labor practice complaint, grievance or investigation). Schedule 4.7(b) lists all Indebtedness of Seller or the Business.

4.8 Absence of Certain Changes or Events. Since December 31, 2003, except as set forth on Schedule 4.8, Seller has conducted the Business in the ordinary course consistent with past practice and there has not been any:

(a) Material Adverse Effect, and no to the knowledge of each Shareholder, event, fact or circumstance has occurred that, individually or in the aggregate, is reasonably likely to result in a Material Adverse Effect;

(b) in a single transaction or a series of related transactions, sale (including by sale-leaseback), lease, license, transfer or disposition of assets or Properties by Seller, other than sales of Inventory in the ordinary course of business and consistent with past practice;

(c) acquisition of or agreement to acquire by merging with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, association or other business entity, in a transaction or series of related transactions by Seller;

(d) change in accounting methods, principles or practices by Seller affecting any of its respective assets, Liabilities, results of operations or business;

(e) revaluation by Seller of any of its Properties, including without limitation, any write-offs, increases or decreases in any reserves or any write-up or write-down of the value of inventory, property, plant, equipment or any other Property or any change in any assumptions underlying, or facts relating to, or methods of calculating, any bad debt, contingency or other reserves;

(f) Indebtedness in amounts in excess of $25,000 individually incurred, assumed or guaranteed by Seller or any commitment to incur Indebtedness in amounts in excess of $25,000 individually entered into by Seller, or any loans in amounts in excess of $25,000 individually made or agreed to be made by Seller;

(g) increase in the compensation or benefits of officers or employees (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or any increase in the compensation or benefits payable or to become payable to any officer or employee, by Seller other than increases for non-officer employees in the ordinary course in an aggregate amount not to exceed 5% of the compensation expense for such non-officer employees for the 2003 fiscal year;

(h) granting of any severance, termination, change of control or other like benefit to any officer or employee, by Seller;

(i) incurrence or imposition of a Lien on any of the assets or Properties of Seller except to Amalgamated Bank;

(j) damage, destruction or loss (whether or not covered by insurance) adversely affecting the financial condition, assets, Liabilities, Properties, business, results of operation or prospects of Seller in amounts individually in excess of $25,000 or in excess of $100,000 in the aggregate, provided, that the foregoing limitations shall not apply to losses or write-downs or write-offs of Accounts Receivable made by Sellers in the ordinary course of business;

(k) failure to pay or perform any current Liability (including accounts payable) of Seller other than in the ordinary course and except for bona fide disputes that have been properly reserved for;

(l) acceleration, prepayment or performance of any Account Receivable or any Indebtedness or other obligation owed to Seller before it is due or otherwise owed;

(m) termination, amendment, modification or waiver of, or any breach, violation or default by any party under, any Contract;

(n) forgiveness, waiver or agreement to extend repayment of any Indebtedness or other obligation owed by or to Seller;

(o) disposition or lapse of any rights to use any Intellectual Property right of Seller;

(p) contract, agreement or transaction individually in excess of $50,000 with any Affiliate of Seller, any officer, director, stockholder or employee of Seller or the Family Member of any such person;

(q) material change in the federal, state or local Tax Liability of Seller;

(r) capital expenditures or commitments in an amount in excess of $25,000 in the aggregate for additions to any Property of Seller constituting capital assets; or

(s) contract or agreement to take or agree to take any of the actions described in subsections (a) through (r) above.

4.9 Insurance. Schedule 4.9 identifies the policies of insurance currently maintained by, or on behalf of, Seller or its Business and Properties, setting forth the name of the insurer, the holder of each such policy, the nature of coverage, the amount of such coverage, the expiration dates thereof, information concerning any claim in excess of $10,000 asserted thereunder and other information. None of the Seller nor any other insured named on Schedule 4.9 is in default with respect to its obligations under any of such outstanding insurance policies and all premiums with respect thereto are current. None of the Seller nor any other insured named on Schedule 4.9 has failed to give any notice or to present any claim under any such policy in a due and timely fashion. Such policies are in full force and effect on the date hereof. All premiums due under the policies identified on Schedule 4.9 have been paid and none of the Seller nor any such insured has been issued or has received any notice of cancellation, modification or termination in respect of any such policy or is in default thereunder. None of the Seller nor any such insured has been issued or has received notice that any insurer under any policy referred to on Schedule 4.9 is denying liability with respect to a claim thereunder or defending under a reservation of rights clause.

4.10 Employee Benefits.

(a) Schedule 4.10 sets forth a complete and accurate list (including a summary) of all pension, profit-sharing, deferred compensation, bonus, incentive compensation, stock option, share appreciation right, phantom stock, severance, health, dental, vision, life insurance, survivor benefit, vacation and other employee benefit plans and programs (including, but not limited to, all employee benefit plans as defined in ERISA Section 3(3)), which are currently in effect for Seller, which are intended to provide benefits to current or former employees, directors, officers or independent contractors and/or their beneficiaries or for which Seller has any Liability. All of these types of arrangements shall be collectively referred to as “Benefit Plans” or “Plans.” An arrangement will not fail to be a Benefit Plan simply because it only covers one individual, or because Seller’s obligations under the plan arise by reason of its being a “successor employer” under Applicable Law. Furthermore, a voluntary employees’ beneficiary association under Section 501(c)(9) of the Code will be considered a Benefit Plan for this purpose. None of the benefit plans listed on Schedule 4.10 (individually referred to as a “Benefit Plan” or “Plan”) or any trusts created thereunder, nor any trustee or administrator or fiduciary thereof, has engaged in a “prohibited transaction,” as described in Section 4975 of the Code or Section 406 of ERISA, which would subject the Plan, any such trust or any trustee or administrator or fiduciary thereof, Seller, or any party dealing with the Plan or any trust to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code or Section 502(i) of ERISA. None of such Plans nor any trusts thereunder has been terminated, nor have there been any “reportable events” with respect thereto, as that term is defined in Section 4043 of ERISA. Each Plan and trust and all provisions thereof are in compliance with ERISA and with the requirements imposed for the “qualification” of the Plan under Section 401(a) of the Code, where applicable. Seller and any administrator of each Plan have complied with all reporting and disclosure requirements of ERISA, the Code and other Applicable Law with respect to the Plan.

(b) Seller has delivered to Purchaser a true and complete copy of the following documents, to the extent that they are applicable, with respect to each Benefit Plan:

(i) the plan document, any related funding agreements (e.g. trust agreements or insurance contracts) and any custodial service agreements, including all amendments;

(ii) the current summary plan description and all subsequent summaries of material modifications;

(iii) The most recent Internal Revenue Service determination letter for each Benefit Plan that is intended to qualify for favorable income tax treatment under Code Section 401(a) or 501(c)(9), which determination letter reflects all amendments that have been made to the Plan (except as set forth in Schedule 4.10);

(iv) The two (2) most recent Form 5500s (including all applicable schedules and the opinions of the independent accountants) that were filed on behalf of the Benefit Plan and the two (2) most recent actuarial reports; and

(v) Any governmental advisory opinions, rulings, compliance statements, closing agreements and similar materials.

(c) Each Benefit Plan at all times has been operated in all material respects in accordance with its terms, and complies currently, and has complied in the past, both in form and in operation, in all material respects with all Applicable Law, including ERISA and the Code. The Internal Revenue Service has issued a favorable determination letter with respect to each Benefit Plan that is intended to qualify under Code Section 401(a) or Section 501(c)(9), and no event has occurred (either before or after the date of the letter) that is likely to result in the revocation of such determination or which requires or could require action under the compliance resolution programs of the Internal Revenue Service to preserve such qualification.

(d) Other than routine claims for benefits under the Benefit Plan and those relating to qualified domestic relations orders, there are no (i) pending or (ii) to the knowledge of any Seller or any Shareholder threatened lawsuits, governmental investigations or other claims against or involving any Benefit Plan, or any fiduciary (within the meaning of Section 3(21)(A) of ERISA) or service provider of such Plan, nor is there any reasonable basis for any such lawsuit, investigation or claim.

(e) All material costs of administering and all contributions required to be made to each Benefit Plan under the terms of that Benefit Plan, ERISA, the Code, or any other Applicable Law have been timely made.

(f) None of Seller or any ERISA Affiliate maintains any plan that provides (or will provide) medical or other welfare benefits to one or more former employees or independent contractors (including retirees), other then benefits that are required to be provided pursuant to COBRA. The Sellers and each ERISA Affiliate have at all times complied with the applicable provisions of COBRA.

(g) Seller does not have any intention or commitment, whether legally binding or not, to create any additional plan or program which, once established, would come within the definition of Benefit Plan, or to modify any existing Benefit Plan so as to increase benefits to participants or the cost of maintaining the Benefit Plan. The benefits under all Benefit Plans are as represented, and have not been, and will not be, increased subsequent to the date documents are provided to Purchaser. No statement, either oral or written, has been made by the Seller (or any agent of the Seller) to any Person regarding any Benefit Plan that is not in accordance with the Plan that could have adverse economic consequences to Purchaser.

(h) None of the Benefit Plans provide any benefits that (i) become payable or become vested solely as a result of the consummation of this transaction or (ii) would result in excess parachute payments (within the meaning of Code Section 280G), either (A) solely as a result of the consummation of this transaction or (B) as a result of the consummation of this transaction and any actions taken by the Purchaser after the Closing Date. Furthermore, the consummation of this transaction will not require the funding (whether on a formal or informal basis) of the benefits under any Benefit Plan (e.g., contributions to a “rabbi trust”).

(i) None of the assets of any Benefit Plan that is a Pension Plan are invested in a group annuity contract or other insurance contract that is subject to any surrender charge, interest rate adjustment, or other similar expense upon its premature termination.

(j) None of the Seller or any ERISA Affiliate maintains or contributes to, or has maintained or contributed to, or has any Liability under, a benefit plan that is subject to Title IV of ERISA or to Code Section 412 or ERISA Section 302. No Benefit Plan is or was at any time a multiemployer plan, as defined in Section 3(37) of ERISA, and neither Seller nor any ERISA Affiliate have ever contributed to or had an obligation to contribute to any multiemployer plan.

(k) No Benefit Plan has any interest in any annuity contract or other investment or insurance contract issued by an insurance company that is the subject of bankruptcy, conservatorship, rehabilitation, or similar proceeding.

(l) Each Benefit Plan that is intended to meet currently applicable requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code is in compliance with such requirements and, if applicable, with the requirements of Code Sections 419 and 419A, and no “disqualified benefits” (within the meaning of Section 4976(b) of the Code) have been paid that would subject the Seller to a Tax under Code Section 4976.

(m) None of the Benefit Plans have unrelated business taxable income or unrelated debt-financed income under Code Section 511.

(n) The Seller has complied with all reporting and disclosure obligations imposed upon them under all applicable federal and state securities Laws by reason of the operation of the Benefit Plans.

(o) None of the Benefit Plans are part or have at any time been part of a multiple employer welfare arrangement, as that term is defined in ERISA Section 3(40).

4.11 Litigation; Restriction on Business Activities.

(a) Except as set forth on Schedule 4.11, there are no Actions, claims, suits, proceedings, arbitrations, complaints, grievances, unfair labor practice or employment discrimination charges or complaints, or investigations pending or to the knowledge of Seller or any Shareholder, threatened (i) against, relating to or affecting Seller, the Business or any of the Purchased Assets before any Governmental Authority; (ii) that challenge the validity or propriety of any of the transactions contemplated by this Agreement or any of the Related Documents; or (iii) that challenge or question the legal right of Seller to conduct the operations of the Business as presently or previously conducted.

(b) There are no (i) facts or circumstances known to Seller or any Shareholder that could give rise to, or provide the basis for, any action which would be required to be disclosed pursuant to this Schedule 4.11 or (ii) outstanding judgments, orders, decrees, awards or citations of any Governmental Authority affecting Seller or Business (including any assets, Property right, obligation or Liability of such business). Seller has delivered to Purchaser true and correct copies of each attorney confirmation letter or “audit letter” prepared since January 1, 1999 and delivered to Seller or any Affiliate thereof that mentions any action, claim, suit, charge, complaint, investigation or proceeding that could reasonably be expected to involve or affect Seller or its respective Business or Properties.

(c) There is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which Seller is a party or that otherwise could be binding upon Seller, the Purchased Assets or the Business which has or would reasonably have the effect of prohibiting or impairing the use of the Purchased Assets or the operation of the Business by Purchaser. The Seller has not entered into any agreement under which the operations of the Business are restricted from selling, licensing or otherwise distributing the Purchased Assets, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.

4.12 Material Contracts and Other Agreements. Schedule 4.12 sets forth whether written or oral, together with all amendments and modifications thereto, (a) all Contracts whether or not fully performed pursuant to which Seller has acquired, sold or transferred all or any portion of the Business, assets (other than inventory in the ordinary course of business), Properties or equity interests of any Person (including Seller) (whether through purchase, merger, consolidation or otherwise) (the “Acquired Businesses”) which provided for an aggregate purchase price in excess of $75,000; (b) all Contracts containing indemnification provisions or provisions containing covenants not to compete on the part of Seller or which otherwise restricting the ability of Seller in any way to engage in its business; (c) all notes, mortgages, indentures, letters of credit, guarantees, performance bonds and other Contracts for or relating to any lending or Indebtedness (including assumed Indebtedness) entered into by Seller or pursuant to which any Properties are pledged or mortgaged as collateral in an amount in excess of $50,000; (d) any Contract relating to the employment, consulting or severance of any Person, including any present or former director, officer or employee of Seller in an amount in excess of $50,000; (e) each Contracts with any Affiliate of Seller in an amount in excess of $50,000; (f) all Contracts for the purchase or sale of goods or services by or from Seller, each of which requires a payment or payments by or to Seller, in the aggregate, of more than $50,000 in any given year; (g) all other Contracts, including real or personal property Leases, involving aggregate payments of more than $50,000 during the term thereof or with a term of more than one (1) year, including all extensions thereof, at the option of any party other than Seller; (h) all Contracts with respect to Intellectual Property; and (i) all other Contracts which are material to Seller or the Business involving more than $50,000, each of the foregoing described under clauses (a) through (i), including each of the same listed on Schedule 4.12, collectively referred to as the “Material Contracts.” Sellers are not subject to Contracts with “take or pay” or minimum requirements provisions. With respect to each Material Contract except as set forth on Schedule 4.12, (i) such Material Contract is valid, binding and enforceable against the parties thereto and is in full force and effect and will remain enforceable in such manner and be in full force and effect after the consummation of the transactions contemplated by this Agreement and the Related Documents, (ii) Seller is not and any other party to such Material Contract is not in breach thereof or default thereunder, (iii) there does not exist any event that, with the giving of notice or the lapse of time or both, would constitute a material breach of or a default by Seller to the knowledge of any Seller or any Shareholder or any other party to such Material Contract under such Material Contract, and none of the Seller or any Affiliate thereof has received or given notice of any such breach, default or event, (iv) true, complete and correct copies of each Material Contract have been delivered or made available to Purchaser or their representatives, (v) Seller has not waived any material rights under any Material Contract for periods after the Closing Date, (vi) Seller does not know of any defense to the validity or enforceability of any Material Contract, (vii) Seller has not received or given notice of any breach or default in connection with any Material Contract and (viii) Seller has no existing Liability (contingent or otherwise), including with respect to any indemnification or guarantee obligation, with respect to any Acquired Business. To the knowledge of Sellers and the Shareholders the work completed by Seller under any Material Contract which requires customer or third party approval or acceptance which has not been received as of the Closing, will meet all material requirements and specifications of such Material Contract. Schedule 4.12 sets forth all outstanding proposals relating to the Business that are reasonably expected to result in revenues in excess of $100,000.

4.13 Compliance with Laws. Seller is, and all of its assets and Properties are and at all times since September 5, 2002 have been, in material compliance with, and immediately following the consummation of the transactions contemplated by this Agreement and the Related Documents, will be in material compliance with, and Seller has no material Liability under, any Laws, including, without limitation, any applicable franchise, building, zoning, Environmental Protection Laws, employment, labor relations or other statute, Law, ordinance or regulation.

4.14 Licenses. Seller has all material Licenses necessary to conduct the Business as it is now being conducted and as is proposed to be conducted, a complete and correct list of all such Licenses of Seller is set forth on Schedule 4.14, and each such License is in full force and effect in all material respects and except as set forth on Schedule 4.14, none of such Licenses of Seller will require any Consents or be impaired as a result of the transactions contemplated by this Agreement or the Related Documents. Except as set forth on Schedule 4.14, Seller solely possesses all such Licenses. Except as set forth on Schedule 4.14, neither Seller nor any Affiliate thereof has received any notice to the effect that, or otherwise been advised that, Seller is not in compliance with, or that it is in violation of, any such License, and Seller is in compliance with the terms of each such License and to the knowledge of Sellers and the Shareholders there are not currently existing circumstances that are likely to result in a failure of any Seller to comply with, or in a violation by such Seller of any such License.

4.15 Owned Real Property. Seller does not own, and has never owned, any real property. Seller does not hold any outstanding options or rights of first refusal to purchase real properties.

4.16 Leased Real Properties. Schedule 4.16 contains a complete and correct list of all real property leases, warehouse leases, subleases, licenses and occupancy agreements pursuant to which Seller is a lessor, lessee, sublessor, sublessee, licensor or licensee of real property, setting forth the address, landlord and tenant for each (the “Leased Real Property”). Seller has delivered to Purchaser correct and complete copies of each of the agreements set forth in Schedule 4.16, including all amendments thereto and all nondisturbance agreements in connection therewith. Each lease, sublease, license or other agreement set forth in Schedule 4.16 is legal, valid, binding, enforceable and in full force and effect. Except as set forth in Schedule 4.16, no party is in default, violation or breach under any of the same, and no event has occurred and is continuing thereunder that constitutes or, with notice or the passage of time or both, would constitute a default, violation or breach thereunder. Seller has good and valid title to the leasehold estate under each lease, sublease, license or other agreement set forth in Schedule 4.16, free and clear of all Liens except for (i) the Lien of any mortgage which encumbers the landlord’s interest in any Leased Real Property, (ii) Liens in favor of Amalgamated Bank and (iii) Liens of the sublandlord, landlord and master landlord set forth in the sublease, lease and master lease with respect to such Leased Real Property. Seller enjoys peaceful and undisturbed possession under the same. All of the buildings, structures and other improvements situated in whole or in part at any Leased Real Property are in good operating condition, in a state of good maintenance and repair. The Leased Real Property constitute all of the real property interests leased or occupied in whole or in part by the Seller or which are related to or used in connection with the Business since December 12, 2002.

4.17 Tangible Assets. Seller owns or leases all tangible personal property, including all vehicles, machinery, equipment, tools, computer hardware and software, furniture, fixtures (both real and personal), furnishings and other similar Property necessary for the conduct of their business as presently conducted. Schedule 4.17 sets forth a complete and correct list of such assets and other Properties with a book value in excess of $25,000, and identifies whether such assets are owned, licensed or leased. Each such asset or Property has been reasonably maintained in accordance with ordinary industry practice, is in good operating condition and repair, subject to normal wear and tear, and is usable in the ordinary course of business and for the use or uses to which it is being put. All equipment, vehicles, machinery, tools and other similar Properties owned, leased or used by Seller have been maintained and operated in accordance with all Applicable Laws, statutes, ordinances and regulations, including any relating to employment or Environmental Protection Laws, and all necessary material Licenses have been obtained and maintained with respect to such equipment since December 12, 2002. Except for leased or licensed assets, Seller has good, valid and marketable title to all of the owned Property used in the conduct of their business as presently conducted. Seller has good and valid leasehold title to all leased or licensed Property leased or licensed by them from third parties, free and clear of all Liens except as set forth on Schedule 4.17. All of the Property and other assets, owned, leased, licensed or used by Seller in the conduct of its business is located at the Leased Real Property.

4.18 Accounts Receivable. All accounts receivable and other receivables billed by Seller established in accordance with GAAP as of the Closing Date (“Accounts Receivable”) represent bona fide sales actually made or services actually performed on or prior to such date in accordance with GAAP. A list as of November 30, 2004 has been delivered to Purchaser and sets forth the aging of Accounts Receivable through such date, a complete and correct copy of which is attached hereto as Schedule 4.18. Except as set forth in Schedule 4.18, there is no contest, claim or right of set-off contained in any oral or written agreement with any account debtor relating to the amount or validity of any Account Receivable. The Accounts Receivable are valid and collectible at the recorded amounts thereof in the ordinary course of business of Seller, subject to collections already made and the allowance for doubtful accounts contained in the Financial Statements or established in the ordinary course on the Books and Records since November 30, 2004. Proper amounts of deferred revenues appear on Seller’s Books and Records, in accordance with GAAP with respect to unearned customer deposits. The reserves reflected in the Financial Statements with respect to the Accounts Receivable have been established in accordance with GAAP, and are consistent with past practices.

4.19 Taxes.

(a) Seller has filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed by or with respect to it, pursuant to Applicable Law, for 2001 (in the case of Photobition only), 2002, 2003 and 2004. Seller has delivered to Purchaser copies of, and Schedule 4.19 contains a complete and accurate list of, all such Tax Returns relating to income, franchise or sales taxes filed. Seller has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Seller, except such Taxes, if any, as are listed in Schedule 4.19 and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Financial Statements.

(b) Except as set forth on Schedule 4.19, the United States federal and state Tax Returns of the Seller have been audited by the Internal Revenue Service (“IRS”) or relevant state tax authorities or are closed by the applicable statute of limitations for all taxable years through December 31, 2003. Schedule 4.19, contains an accurate and complete list of all audits of all such Tax Returns, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Schedule 4.19, are being contested in good faith by appropriate proceedings. Schedule 4.19 describes all adjustments to the United States federal income Tax Returns filed by the Seller or any group of entities including Seller for all taxable years, and the resulting deficiencies proposed by the IRS. Except as described in Schedule 4.19, Seller has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Seller or for which the Seller may be liable.

(c) The charges, accruals, and reserves with respect to Taxes on the respective books of the Seller are adequate (determined in accordance with GAAP) and are at least equal to the Seller’s Liability for Taxes. Seller has not received any written notice of a proposed Tax assessment, and, to each Shareholder’s knowledge, no tax assessment against the Seller has been threatened. No consent to the application of Section 341(f)(2) of the Code has been filed with respect to any property or assets held, acquired, or to be acquired by the Seller. All Taxes that the Seller is or was required by Applicable Law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental body or other Person.

(d) All Tax Returns filed by the Seller are accurate and complete. There is no tax sharing agreement that will require any payment by Seller after the date of this Agreement.

(e) None of the assets of Seller is subject to any Liens in respect of Taxes, other than for Taxes not currently due and payable.

(f) Without limiting the foregoing representations in any way, each Seller has collected all sales, use and value added Taxes that it was required or permitted to collect, and each Seller has remitted, or will remit on a timely basis, such Taxes that have become due and payable prior to the Closing Date to the appropriate governmental authorities and have furnished properly completed exemption certificates with respect to such Taxes for all exempt transactions.

4.20 Environmental Matters. Except as disclosed on Schedule 4.20, to each Seller’s and each Shareholder’s knowledge:

(a) Seller, the Real Property and the Business is, and at all times has been, in material compliance with all, and has no material Liability under any, Environmental Protection Laws;

(b) Seller has obtained all material Environmental Permits that are required in connection with the conduct of the Business, all of which are sufficient in scope for the conduct of the Business as currently conducted and as currently anticipated to be conducted by Purchaser, and are valid, subsisting and in full force and effect. Seller is in material compliance with all terms and conditions of such Environmental Permits, and no action, suit or other proceeding which could result in the revocation or suspension or limitation of any such Environmental Permits is pending or threatened, and Seller has not engaged in any conduct which could cause the revocation or suspension or limitation of any such Environmental Permits; however, Seller makes no representation or warranty regarding the effect of the Closing on such Environmental Permits, or regarding Purchaser’s ability to rely upon or transfer the same thereafter;

(c) There has been no polluting or contamination, whether of soil, surface water, groundwater or otherwise, at, upon, above, about or beneath any Real Property in excess of risk based corrective action levels and/or applicable clean up standards or regulations under any Environmental Laws due to any act or omission by Seller;

(d) There has been no spill, discharge, disposal, leak, emission, injection, storage, escape, dumping, release or threatened release of any kind of any Hazardous Substance on, in, under or about any Real Property in excess of risk based corrective action levels and/or applicable clean up standards or regulations under any Environmental Laws due to any act or omission by Seller;

(e) None of Seller, or any of its Affiliates has received at any time prior to the date hereof any summons, citation, notice, directive, letter or other communication, whether written or oral, from the U.S. Environmental Protection Agency or any other Governmental Authority or any other Person concerning any request for information or potential Liability with respect to any offsite treatment storage or disposal facility or any intention or unintentional action or omission by Seller or any other Person with respect to the Business or any Real Property constituting a material violation or potential violation of, or potential Liability under, any Environment Protection Laws relating to the Business or any Real Property, including, without limitation, any potential Liability or violations or potential violations relating to the disposal, release, threatened release, discharge, spilling, leaking, pumping, pouring, emitting, emptying, dumping or otherwise disposing or arranging for disposal, storage or treatment, of any Hazardous Substance;

(f) After due investigation and inquiry, there are no events, conditions, circumstances, incidents, actions or plans which may interfere with or prevent continued compliance by the Business and/or any Real Property with any Environmental Protection Laws, or require any capital expenditure for the Business and/or any Real Property, to remain in compliance with any Environmental Protection Laws, give rise to any Liability relating to the Business and/or any Real Property, or form the basis for any claim, action, suit or other proceeding under any Environmental Protection Laws relating to the Business and/or any Real Property;

(g) All Hazardous Substances it generated in the course of the Business have been and are stored, used and disposed of in material compliance with Environmental Protection Laws;

(h) Seller has delivered to Purchaser copies of all environmental audits and studies relating to the Real Property and the Business in its possession or reasonably available to Seller or any Shareholder;

(i) Except as set forth on Schedule 4.20, there are no asbestos containing material of any kind on the Real Property or the Leased Property, including asbestos building materials, piping, lagging, parts or equipment; and

(j) None of the matters set forth on Schedule 4.20 can reasonably be expected to result in a Material Adverse Effect.

4.21 Related-Party Transactions. Except as set forth on Schedule 4.21, no Shareholder or any officer, director or Affiliate of Seller has any (a) interest, directly or indirectly, in any lease, Lien, contract, license, loan or other agreement or arrangement to which Seller is a party or that relates in any way to any Property or any aspect of the Business, (b) interest in any Properties, Liabilities or other obligations of Seller or (c) employment relationship or other relationship as a director, manager or similar such position with, or any interest (other than a passive investment in equity securities of any Person if such equity securities are registered under the Securities Act of 1933, as amended, provided that such equity investment does not exceed one percent (1%) of the outstanding equity securities of such Person), direct or indirect, in any competitor, supplier, vendor or customer of, or other Person having any business dealings or a business relationship with Seller. Neither Seller nor any Shareholder, nor any Affiliate thereof will own, hold, possess or have any other right or obligation with respect to any Property or other asset on or after the Closing Date that is currently used in the Business.

4.22 Labor Matters.

(a) Schedule 4.22 sets forth the following information for all Seller Employees: name, identifying code, job title, rate of pay, and date of hire, as applicable.

(b) Except as set forth on Schedule 4.22(b), no independent contractor or other Person that is not an employee of Seller performs or provides services on behalf of Seller directly to third party customers or clients of Seller or contractors with whom Seller has contracted in connection with their respective businesses.

(c) Seller has complied with the federal Worker Adjustment and Retraining Notification Act of 1988, as amended, in connection with the transactions contemplated by this Agreement and the Related Documents.

(d) Except as set forth on Schedule 4.22(d), Seller is not a party to or bound by any collective bargaining agreements or other agreements with labor organizations. Seller has not violated any Laws, regulations, orders or contract terms, affecting the collective bargaining rights of employees, or labor organizations or any Laws, regulations or orders affecting employment discrimination, equal opportunity employment, or employees’ health, safety, welfare, wages and hours.

(e) (i) There are no labor disputes, existing or threatened, involving strikes, slow-downs, work stoppages, job actions, disputes, lockouts or any other disruptions of or by Seller Employees, (ii) there are no unfair labor practices or petitions for election pending or threatened before the National Labor Relations Board or any other federal, state or local labor commission relating to Seller Employees, (iii) no demand for recognition or certification heretofore made by any labor organization or group of employees is pending with respect to Seller and (iv) Seller enjoys good labor and employee relations with their employees and labor organizations and neither the Seller nor any Affiliate thereof has any reason to believe that the consummation of the transactions contemplated hereby or under the Related Documents will adversely affect such relations.

(f) Seller is, and at all times prior to the Closing has been, in full material compliance with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and immigration and naturalization. Except as set forth in Schedule 4.22(f), no claims are pending against Seller before the Equal Employment Opportunity Commission (“EEOC”) or any other administrative body or in any court asserting any violation of Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, 42 U.S.C. §§ 1981 or 9183 or any other federal, state or local Law, statute or ordinance barring discrimination in employment.

(g) Seller is not a party to, or bound by, any employment or other contract or agreement that contains any severance, termination pay or change of control Liability or obligation, including, without limitation, any “excess parachute payment,” as defined in Section 280G(b) of the Code.

(h) None of the Seller Employees include any Persons who are not United States citizens or Persons legally entitled to work in the United States. Purchaser will not incur any Liability for the improper classification by Seller of such employees as independent contractors or leased employees prior to the Closing.

(i) Except as set forth on Schedule 4.22(i), as of the date hereof no Seller Employee is on long term disability leave, extended absence or receiving benefits pursuant to workers’ compensation legislation or on leave of absence, including any leave of absence by reason of disability or pursuant to the Family and Medical Leave Act of 1993 or the Uniformed Services Employment and Reemployment Rights Act of 1994. Except as set forth on Schedule 4.22(i), no Seller Employee or any present or former spouse or child of a Seller Employee is receiving benefits under any Benefit Plan pursuant to COBRA or is entitled to elect COBRA coverage under any Benefit Plan as a result of an event occurring prior to Closing. This Schedule 4.22(i) shall be updated at Closing.

4.23 Intellectual Property.

(a) The term “Intellectual Property Assets” means all domestic and foreign Intellectual Property owned, wholly or jointly, or licensed (as licensor or licensee) by the Seller in which the Seller have a proprietary interest, including:

(i) the Seller’s names, all assumed fictional business names, trade dress, trade names, service marks, whether registered or common law, and applications (collectively, “Marks”);

(ii) all customer lists (collectively, “Trade Secrets”); and

(iii) all rights in internet web sites, content thereon and internet domain names (collectively “Net Names”).

(b) Schedule 4.23(b) contains an accurate and complete list and summary description, including any royalties paid or received by the Seller, and Seller has delivered to Purchaser accurate and complete copies, of all the Contracts of the Seller relating to the Intellectual Property Assets, including the Software, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available Software programs with a value of less than $1,000 under which Seller is the licensee. There are no outstanding and no threatened, disputes or disagreements with respect to any such Contract.

(c) (i) Seller is the owner or licensee of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all Liens other than the Liens of Amalgamated Bank, and has the right to use without payment to a third party all of the Intellectual Property Assets, other than in respect of licenses listed in Schedule 4.23(c).

(ii) None of the Intellectual Property, Software or any of the Products used, manufactured, marketed, sold or licensed by Seller, or used in the conduct of the Business at any time has infringed or now infringes upon, has violated or now violates or has constituted or now constitutes the unauthorized use of any rights owned or controlled by any third party, including any intellectual property of any third party.

(d) Seller has no rights to any Patents or Copyrights.

(e) (i) Schedule 4.23(e) contains an accurate and complete list and summary description of all Marks.

(ii) All Marks have been registered with the United States Patent and Trademark Office, are currently in compliance with all Applicable Laws (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

(iii) No Mark is now involved in any opposition, invalidation or cancellation Proceeding and no such action is threatened with respect to any of the Marks.

(iv) To the knowledge of Seller or any Shareholder, there is no potentially interfering trademark or trademark application of any other Person.

(v) To the knowledge of Seller or any Shareholder, no Mark is infringed or has been challenged or threatened in any way. None of the Marks used by Seller infringes or is alleged to infringe any trade name, trademark or service mark of any other Person.

(vi) All products and materials containing a Mark bear the proper federal registration notice where permitted by law.

(f) (i) Schedule 4.23(f) contains an accurate and complete list and summary description of all Net Names.

(ii) All Net Names have been registered in the name of the Seller and are in compliance with all Applicable Laws.

(iii) No Net Name has been or is now involved in any dispute, opposition, invalidation or cancellation Proceeding and no such action is threatened with respect to any Net Name.

(iv) There is no domain name application pending of any other Person which would or would potentially interfere with or infringe any Net Name.

(v) No Net Name is infringed or has been challenged, interfered with or threatened in any way. No Net Name infringes, interferes with or is alleged to interfere with or infringe the trademark, copyright or domain name of any other Person.

4.24 Products; Product Warranty and Liability.

(a) Schedule 4.24 sets forth, in general terms, a complete and correct list of each Product being sold or otherwise provided in the conduct of the Business as of the date hereof. With respect to each Product, Seller has obtained all applicable Licenses which regulate such Product and that are necessary for such Product to be sold or otherwise provided in the jurisdictions in which it is sold or otherwise provided.

(b) Except as set forth on Schedule 4.24(b), each Product manufactured or fabricated by Seller has been manufactured or fabricated in compliance with all material Applicable Laws and all material applicable contractual commitments and warranties (whether express or implied) and each Product has been distributed, sold and provided in conformity with all material Applicable Laws and all material applicable contractual commitments and warranties (whether express or implied), and to the knowledge of Seller or any Shareholder there is no basis for any present or future action, suit or other proceeding giving rise, individually or in the aggregate, to any Liability or other obligation with respect to such Product or Products, including for the replacement thereof or for damages in connection therewith or resulting therefrom. Except as set forth on Schedule 4.24(b), Seller is not aware of any basis for any present or future action, suit or other proceeding giving rise to any Liability arising out of the death of or injury to any Person or damage to property as a result of the sale, provision or use of any Product. Except as set forth on Schedule 4.24(b), neither Seller nor any Shareholder has received any notice that any action, suit or other proceeding has been, or in the future may be, made alleging that any Product is or was defective in any way.

(c) Schedule 4.24 sets forth complete and correct lists of (i) all warranties applicable to Products sold or otherwise provided since January 1, 1999, (ii) all recalls with respect to Products during the past five (5) years and the dates, if any, such recalls were closed, and (iii) all claims with respect to Products that are open as of the date hereof or that were closed at any time after January 1, 1999, and the dates such claims were closed. Except as set forth on Schedule 4.24, there are no outstanding Product recalls or Product claims with respect to the Products, and to the knowledge of Seller or any Shareholder there is no basis for any present or future Product recall or Product claims with respect to any Products that could reasonably be expected to give rise to any Liability or other obligation in excess of $10,000 individually or in the aggregate.

4.25 Distributors. Except as set forth on Schedule 4.25, no distributor, contractor, broker, dealer, agent or representative, other than Seller’s Employees, has an oral or written agreement or understanding to sell or otherwise provide Products.

4.26 Customers. Schedule 4.26 sets forth the names and addresses of the twenty (20) largest (based upon revenues) customers, contractors and other Persons from whom Seller derived revenues for the eleven (11) month period ended November 30, 2004,and the amount for which each such customer, contractor or other Person was invoiced during such periods. Except as set forth in Schedule 4.26, Seller has not received any notice, nor does Seller or any Shareholder have any reason to believe, that any such customer, contractor or other Person set forth in Schedule 4.26 has ceased, or will cease, to purchase or use Products, or has substantially reduced, or will substantially reduce, the purchase or use of Products at any time. Except as set forth on Schedule 4.26, Seller is current and in full compliance with respect to all of their obligations to all of its customers, contractors and each other Person from whom they derive revenues.

4.27 Suppliers. Schedule 4.27 sets forth the name and address of each supplier, vendor or other provider of services of Seller from which Seller ordered raw materials, supplies and other goods and services in each of the eleven (11) month period ended November 30, 2004 and paid $50,000 or more during such period. Except as listed on Schedule 4.27, Seller has not received any notice, nor does Seller or any Shareholder have any reason to believe, that any such supplier, vendor or other provider of services has ceased, or will cease, to supply such raw materials, supplies or other goods or services to Seller on or after the Closing Date, or has substantially reduced, or will substantially reduce, the supply of such items or services to Seller on or after the Closing Date. Seller is current and in full compliance with respect to all of its obligations to its suppliers, vendors and other providers of services.

4.28 Inventory. All Inventory reflected on the Financial Statements is of good, usable and merchantable quality and does not include any obsolete or discontinued items, except for reserves reflected on the Financial Statements. Inventory maintained by Seller as of the date hereof and as of the Closing Date is or shall be (a) adequate for the conduct of the Business in the ordinary course, and (b) consistent with the inventory levels and inventory balance maintained by Seller as of November 30, 2004. All Inventory is of such quality as to meet applicable governmental quality control standards and is recorded on the books of Seller at the lower of cost or market value determined in accordance with GAAP. All Inventory is located at the Leased Real Property. All finished goods Inventory is saleable in the ordinary course of business. Purchase commitments for raw materials and parts are not in excess of normal requirements and is consistent with past practice and none were at a price materially in excess of market prices existing on the date such commitments were made.

4.29 Brokers; Certain Expenses. Neither Seller, any Shareholder nor any Affiliate thereof has paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement or any of the Related Documents.

4.30 Certain Payments. Neither Seller nor its current or former executives, officers, representatives, agents or employees (a) has used or is using any funds for any illegal contributions, gifts, entertainment or other unlawful expenses; (b) has used or is using any funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees; (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977; (d) has established or maintained, or is maintaining, any unlawful or unrecorded fund of monies or other properties; (e) has made any bribe, payoff, influence payment, kickback or other unlawful payment of any nature or paid any fee, commission or other payment that has not been properly recorded on its Books and Records; or (f) has made or received any material favor, gift or other consideration.

4.31 Books and Records. With respect to its 2004 fiscal year, Seller maintains accounting records which fairly and validly reflect its transactions and maintains accounting controls sufficient to provide reasonable assurances that (i) such transactions were and are executed in accordance with management’s general or specific authorization, (ii) such transactions were and are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for Seller’s consolidated assets, (iii) access to Seller’s assets is permitted only in accordance with management’s authorization, (iv) the reporting of Seller’s assets is compared with existing assets at regular intervals, and (v) accounts, notes and other Receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. No auditor of Seller has informed Seller that it has identified any material weakness in Seller’s internal control over financial reporting. The Books and Records of Seller, all of which have been delivered to Purchaser, are accurate and complete and have been maintained in accordance with sound business practices. At the Closing, all of the Books and Records will be in the possession of the Seller.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents to Sellers and Shareholders as follows:

5.1 Authorization, Organization and Enforceability. Purchaser is a Delaware corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to enter into this Agreement and each Related Document (other than the Employment Agreements) to which it is a party and to consummate the transactions contemplated hereunder and thereunder. The execution and delivery of this Agreement and the Related Documents (other than the Employment Agreements) to which it is a party and the consummation of the transactions contemplated herein and therein has been authorized by all necessary corporate action on the part of Purchaser. This Agreement and each Related Document (other than the Employment Agreements) has been duly executed and delivered by Purchaser, to the extent it is a party thereto, and constitutes the valid and legally binding obligation of Purchaser, enforceable against Purchaser, as applicable, in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally.

5.2 Consents. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein by Purchaser will not require the consent or approval of, or filing with, any governmental body or third party.

5.3 Brokers; Certain Expenses. Purchaser has not paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement or any of the Related Documents other than Bentley Associates, L.P.

5.4 Financial Condition. Acquiror Parent has cash in excess of $40,000,000 and liabilities and contingent liabilities not in excess of $9,000,000. Acquiror Parent has not filed for bankruptcy protection nor has a bankruptcy petition been filed against it. There are no Actions pending against Acquiror Parent that would have a material adverse effect on the ability of Acquiror Parent to fulfill its obligations under this Agreement.

ARTICLE 6

CONDITIONS TO THE CLOSING

The obligations of the parties to this Agreement are subject to the following conditions:

6.1 Conditions to the Obligations of the Parties. The obligations of the parties to consummate the transactions contemplated hereby shall be subject to the condition that (a) no injunction or order shall have been issued by any court of competent jurisdiction or any other Governmental Authority that would restrain or prohibit any of the transactions contemplated by this Agreement or any of the Related Documents or that would impose damages as a result thereof and (b) no Action or proceeding shall be pending before any court or administrative agency or instrumentality of competent jurisdiction in which any Person seeks such a remedy (if, in the opinion of counsel to any party, there exists a reasonable risk of a materially adverse result in such pending Action or proceeding).

6.2 Conditions to the Obligations of Purchaser. The obligations of Purchaser to effect the Closing as contemplated hereby shall be subject to the fulfillment or satisfaction at or prior to the Closing of each of the following conditions (any one or more of which may be waived by Purchaser in writing):

(a) Representations; Performance by Sellers and Shareholders. Each of the representations and warranties made by Sellers and Shareholders in this Agreement and in each Related Document shall be true and correct as of the date made and as of the Closing, with the same effect as though such representations and warranties were made at and as of the Closing (except with respect to Schedule 4.22(i) which is expressly permitted to be revised prior to Closing) provided that changes which have had, or are reasonably expected to have in the future an effect of less than $650,000 shall not be grounds for failure to close under this Section 6.2(a), and each Seller and each Shareholder shall have performed and satisfied in all material respects its respective obligations required or contemplated by this Agreement and the Related Documents to be performed and satisfied prior to the Closing. Each Seller and each Shareholder shall have delivered to Purchaser a certificate certifying as to the matters described in Section 6.2(a), signed by the Seller’s President and Chief Executive Officer in the case of a Seller.

(b) No Material Adverse Effect. Since November 30, 2004, no Material Adverse Effect to any Seller or any Shareholder shall have occurred, and no event, fact or circumstance shall have occurred or become known that is reasonably likely to result in a Material Adverse Effect, and each Seller and each Shareholder shall have delivered to Purchaser a certificate certifying as to the matters described in Section 6.2(b), signed by the Seller’s President and Chief Executive Officer, in the case of each Seller.

(c) Corporate Proceedings. All corporate and other proceedings of each Seller in connection with this Agreement and the Related Documents and the transactions contemplated hereby and thereby shall have been taken and shall be reasonably satisfactory in form and substance to Purchaser.

(d) Consents. Each Seller shall have obtained and delivered to Purchaser copies of all Consents listed on Schedule 6.2(d), which consents shall be reasonably satisfactory in form and substance to Purchaser.

(e) Closing Documents. Each Seller shall have delivered, or caused to be delivered, to Purchaser on the Closing Date the following documents:

(i) bills of sale and assignment and assumption agreements, each reasonably satisfactory in form and substance to Purchaser and such other transfer documentation reasonably required by Purchaser (collectively, the “Transfer Documents”) executed by such Seller;

(ii) the Escrow Agreement duly executed by each Seller, each Shareholder and the Escrow Agent;

(iii) noncompetition, confidentiality and nonsolicitation agreements in for a five year period from the Closing Date, in form and substance reasonably satisfactory to the Purchaser, Seller and the Shareholders (the “Noncompetition Agreements”), executed by Seller and each Shareholder;

(iv) employment agreements and confidentiality, noncompetition and nonsolicitation agreements duly executed by officers and key employees identified by Purchaser prior to Closing, each in substantially the forms attached hereto as Exhibit I (the “Employment Agreements”) and execution of offer letters by other key employees as reasonably requested by Purchaser and reasonably satisfactory to Purchaser;

(v) Secretary’s Certificate of each Seller, in form and substance reasonably satisfactory to Purchaser, duly executed by such Seller’s secretary;

(vi) Good standing certificates (including tax good standing certificates, if available from such state) dated as of a date within one week of the Closing Date for each Seller certified by the Secretary of State and relevant taxing authority of the state of its incorporation and each of the states set forth opposite its name on Schedule 4.1;

(vii) Lease assignment, landlord consents and nondisturbance agreements in form and substance reasonably satisfactory to Purchaser from each landlord under a lease for the Leased Real Property; and

(viii) all Books and Records of each Seller.

(f) Opinion of Counsel. Sellers shall have delivered to Purchaser an opinion of Greenberg Traurig LLP, dated the Closing Date and addressed to Purchaser, in form and substance reasonably satisfactory to Purchaser.

(g) Permits. Purchaser shall have obtained all Licenses necessary for Purchaser to conduct the Business as of the Closing.

(h) Governmental Consents. All necessary Consents of Governmental Authorities, if any, to the consummation of the transactions contemplated by this Agreement and the Related Documents shall have been received. Purchaser shall use commercially reasonable efforts to obtain any such Governmental Consents as soon as possible.

(i) Name Change. On or before the Closing Date, each Seller shall (i) amend its Articles or Certificate of Incorporation and take all other actions necessary to change its name to one sufficiently dissimilar to such Seller’s present names, in Purchaser’s judgment, to avoid confusion and (ii) take all actions reasonably requested by Purchaser necessary for Purchaser to assume such Seller’s present names.

(j) Releases; Affiliate Transactions. At the Closing, all Indebtedness other than Assumed Debt shall be repaid and all holders of Indebtedness whether secured or unsecured of Sellers, other than the Assumed Debt, shall have delivered an irrevocable and complete release of all Liens or claims against the Purchased Assets of the Sellers in form and substance satisfactory to Purchaser. The Purchased Assets shall be free of any other recorded Liens or claims except as set forth on Schedule 2.1. All agreements or transactions between any Seller and any Shareholder or other Affiliate, including with out limitation those set forth on Schedule 4.21 shall have been terminated except for receivables from related companies which shall be Purchased Assets. All amounts due from or to the Shareholders or other Affiliates shall be paid prior to Closing. The Excluded Liabilities of the type identified on Exhibit X shall be paid at Closing, and Sellers shall provide Purchaser with reasonable verification of payment reasonably satisfactory to Purchaser.

(k) Treatment of Employee Benefit Plans. All necessary Consents and other actions in connection with the transfer of the Assumed Benefit Plans shall have been received or taken. On or prior to the Closing Date Purchaser shall be reasonably satisfied with arrangements with Lexington Black & White, Inc. (“Lexington”) relating to Lexington ceasing participation in the Assumed Benefit Plans effective on or prior to the Closing Date.

(l) Procurement of Satisfactory Financing or Satisfactory Term for Assumed Debt; Letters of Credit. Purchaser shall have negotiated terms and conditions for the Assumed Debt that are no less favorable to the Purchaser as terms enjoyed by Seller as of the date of this Agreement. Assumed Debt shall not exceed $5,700,000 at the Closing. At the Closing, the Letters of Credit shall have been transferred to the Purchaser.

(m) Completion of Satisfactory Due Diligence. As of the Closing, the Purchaser shall have completed its review of the Sellers’ customers and material vendors, including making such customer inquiries, as it deems reasonably necessary, in each case with the results of such review being to Purchaser’s reasonable satisfaction. As of the Closing, the Purchaser shall have completed its review of environmental matters with respect to the Sellers and shall be reasonably satisfied with the results thereof.

(n) Minimum Adjusted EBITDA; Net Working Capital, Net Assets. At November 30, 2004, the Sellers and Color Edge together shall have (i) Adjusted EBITDA of at least $8,700,000, (ii) minimum Net Working Capital of at least $12,600,000 and (iii) minimum Net Assets of at least $18,000,000, as shown on the Financial Statements. The Minimum Cash shall be delivered to the Purchaser and Related Purchaser at Closing.

(o) Delivery of Financial Statements. Purchaser shall have received an audited consolidated balance sheet, income statement and cash flow statement for Sellers and Color Edge, taken together, for the eleven month period ended November 30, 2004, and each such financial statement shall reasonably reflect the EBITDA, Net Working Capital and Net Assets described in clause (n) above. Such audited financial statements shall comply with all requirements for financial statements filed with the Securities and Exchange Commission.

(p) Internal Controls. Sellers shall have the established financial and internal governance controls set forth on Exhibit J hereto.

(q) Agreement with Lexington Black &White, Inc. The Purchaser will consider using Lexington’s services after the Closing on a competitive price and quality basis. Prior to Closing, Lexington shall have entered into an agreement with the Purchaser reasonably acceptable to both parties to provide that Lexington will cease to use any assets owned by Purchaser, including any facilities leased by Purchaser after the Closing.

(r) Environmental Remediation. Sellers shall, at Sellers’ sole cost and expense, up to a maximum of $50,000 (the “Remediation Cap”), have completed to the reasonable satisfaction of Purchaser all work and obtained all permits recommended by Purchaser’s environmental consultant with respect to the Leased Real Property and the operations thereat as set forth on Exhibit K hereto; provided that in no event will Sellers be required to spend more than the Remediation Cap for any such work.

(s) Consummation of Related Transaction. The consummation of the transactions contemplated by the Related Purchase Agreement shall have occurred contemporaneously with the transactions contemplated hereby.

(t) Disclosure Schedules and Information. Prior to January 31, 2005 Sellers shall have delivered to Purchaser true and correct copies of all agreements and documents referenced in the disclosure schedules under Article IV.

6.3 Conditions to the Obligations of Sellers and Shareholders. The obligations of Sellers and Shareholders to effect the Closing as contemplated hereby shall be subject to the fulfillment or satisfaction at or prior to the Closing of each of the following conditions (any one or more of which may be waived by Sellers in writing):

(a) Representations; Performance of Purchaser. Each of the representations and warranties made by Purchaser in this Agreement and in each Related Document shall be true and correct in all material respects as of the date made and as of Closing with the same effect as though such representations and warranties were made at and as of the Closing provided that any changes which have not had or are not reasonably expected to have in the future, a material adverse effect on Purchaser or Acquiror Parent’s ability to consummate the transactions contemplated hereby shall not be grounds for failure to closure under this Section 6.3(a), and Purchaser shall have performed and satisfied in all material respects each of its obligations required or contemplated by this Agreement and in each Related Document to be performed or satisfied as of the Closing, Purchaser shall have delivered to Sellers a certificate of Purchaser e to such effect, signed by an officer of Purchaser.

(b) Purchase Price. The Closing Payment shall have been paid, as provided in Article 2.

(c) Corporate Proceedings. All corporate and other proceedings of Purchaser in connection with this Agreement and the Related Documents and the transactions contemplated hereby and thereby shall have been taken and shall be reasonably satisfactory in form and substance to Sellers.

(d) Additional Closing Documents. Purchaser shall have delivered to Sellers and Shareholders the following documents:

(i) Assignment and assumption agreements with respect to the Assumed Liabilities;

(ii) Good standing certificates dated as of a date within one week of the Closing Date for Purchaser certified by the Secretary of State of the state of its formation;

(iii) the Escrow Agreement duly executed by Purchaser and Escrow Agent;

(iv) Secretary’s Certificate of Purchaser, in form and in substance reasonably satisfactory to Sellers, duly executed by Purchaser’s Secretary; and

(v) Good standing certificates (including tax good standing certificates, if available from such state) dated as of a date within one week of the Closing Date for Purchaser certified by the Secretary of State and relevant taxing authority of the state of its incorporation and each of the states set forth opposite its name on Schedule 4.1.

(e) Opinion of Counsel. Purchaser and Acquiror Parent shall have delivered to Sellers an opinion of Bingham McCutchen LLP, dated the Closing Date and addressed to Sellers in form and substance reasonably satisfactory to Seller and Shareholders..

(f) Release of Shareholder Guarantees. All personal guarantees of the Shareholders executed in favor of Amalgamated Bank in connection with Color Edge’s credit facility arrangement therewith shall have been released prior to or on the Closing Date.

ARTICLE 7

COVENANTS AND AGREEMENTS

The parties agree and covenant as follows:

7.1 Covenants Pending Closing From the date hereof through the Closing, each Seller and each Shareholder covenants and agrees that such Seller thereof will carry on its Business only in the ordinary course and in accordance with past practices and shall not take any actions, individually or in the aggregate, inconsistent therewith in any material respect or with the transactions contemplated hereby or in the Related Documents, and will (a) use commercially reasonable efforts to preserve intact the present business organization and preserve and maintain the relationships and goodwill with suppliers, vendors, service providers, clients, lenders, customers, contractors, employees and other Persons having any business dealings with such Seller in connection with its Business and keep available the service of its operating personnel, (b) operate such Seller’s Business in material compliance with all Applicable Laws, including Environmental Protection Laws, and maintain in full force and effect and to protect and enforce, each in accordance with past practices, all Licenses and Intellectual Property Rights of such Seller, (c) not take any action listed in Section 4.8(a) through (s) and (d) not, without the prior written consent of Purchaser:

(i) in a single transaction or a series of related transactions, sell (including by sale-leaseback), lease, license, pledge, transfer, dispose of or encumber any assets, other than sales of Inventory in the ordinary course of business and consistent with past practice;

(ii) except for the guaranty of the credit facility and arrangement with Amalgamated Bank, as in effect on the date hereof, or leases of real estate or equipment involving less than $25,000 individually or $250,000 in the aggregate, incur or become contingently liable with respect to any Indebtedness or redeem, purchase acquire or offer to purchase or acquire any long-term Indebtedness (provided that nothing in this clause shall be deemed to cause the Assumed Debt to exceed $5,700,000 at Closing);

(iii) acquire or agree to acquire by merging with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, association or other business entity, in a transaction or series of related transactions;

(iv) enter into or amend any written or oral contract, agreement or arrangement with any other Seller or any officer, director, stockholder or other Affiliate of such Seller;

(v) enter into or amend any Contract that obligates such Seller to provide products or services with a price in excess of $250,000 or to purchase products or services with a price in excess of $100,000 individually or $500,000 in the aggregate;

(vi) enter into, amend or become obligated under any employment, consulting, severance, bonus, profit-sharing or other employee benefit or compensation agreement or arrangement for payments in the aggregate in excess of $75,000;

(vii) waive, release, grant, transfer or relinquish any rights or benefits of value (other than with respect to the Higgs Litigation which is described on Exhibit L hereto);

(viii) directly or indirectly, (A) increase the compensation payable or to become payable by such Seller to any of its independent contractors, employees, officers or directors except for increases in compensation to non-officer employees in an amount not to exceed 5% of prior compensation per applicable employee, (B) except as required by this Agreement, adopt additional, make any payment or provision under, accelerate the vesting or exercise of any benefits under, or otherwise amend any option, bonus, profit sharing, pension, group insurance, severance pay, deferred compensation or other payment or employee compensation plan for the benefit of any of its independent contractors, employees, officers or directors, (C) make any payment, loan or advance to, or enter into any transaction or written contract, lease or commitment with, any independent contractor, employee, officer or director of such Seller or any of its Affiliates except in the case of travel, entertainment or other similar advances in the ordinary course of business, consistent with past practice;

(ix) make any capital expenditures other than those previously contained or described in a capital budget furnished to Purchaser (or commitments to make such expenditures which are not terminable without penalty or any other obligation at the option of such Seller in its sole discretion) which shall in no event exceed $100,000 in the aggregate for Color Edge, CEV and Photobition, nor shall such Seller make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfers or otherwise or by the purchase of any property or assets of any other individual, firm, corporation or other entity;

(x) alter in any respect the manner of keeping its books of account or records or the accounting practices reflected therein in connection with the conduct of its business (including the establishment or maintenance of reserves), make or change any accounting election, change any annual accounting period, adopt or change any accounting method;

(xi) cause or allow to occur any material change in the manner in which such Seller conducts the Business;

(xii) take any action not consistent in all material respects with the past practices of such Seller or the Business in the ordinary course consistent with past practice (other than settlement of pending litigations); or

(xiii) Such Seller shall not enter into an agreement to do any of the things described in clauses (i) through (xii).

7.2 Consents and Approvals. Purchaser and Sellers will use commercially reasonable efforts to obtain prior to the Closing all Consents listed on Schedule 4.5 and otherwise reasonably necessary to the transfer of the Purchased Assets to Purchaser. Purchaser and Sellers shall each bear one-half of all expenses and costs in connection with obtaining consents (“Consent Fees”) subject to the limitation in Section 8.2. Purchaser agrees to cooperate with Sellers in their efforts to obtain such Consents. Sellers shall not, without Purchaser’s approval, agree to amend or modify any Contract or License in order to obtain any such Consent or any other Consent to the transactions hereunder or under the Related Documents. Subject to Section 6.2(d), if any such Consent or other consent is not obtained, then the Sellers and the Shareholders shall cooperate with Purchaser, at the Purchaser’s sole cost and expense, in any reasonable arrangement requested by Purchaser designed to provide to Purchaser on or immediately following the Closing with the benefits under any such Contract or License. Purchaser shall apply for all material Licenses needed to operate the Business as set forth on Schedule 4.14, by January 15,2005 and shall use commercially reasonable efforts thereafter to obtain such Licenses in a timely fashion.

7.3 Notice. Each party hereto will give prompt written notice to the other parties hereto of its failure to perform in all material respects any of its covenants or other obligations hereunder or under any Related Document or of the occurrence, or failure to occur, of any event of which it has knowledge and which would cause any representation or warranty contained in this Agreement or in any Related Document to be materially untrue or inaccurate in any respect at any time from the date hereof to and including the Closing Date.

7.4 Access From and after the date hereof through the Closing Date, Purchaser, their Affiliates and any financing sources identified by Purchaser may, through their respective employees, officers, agents and representatives (including accountants and attorneys), continue to make or cause to be made such reasonable investigation of Sellers, the Leased Real Property, the Properties and the Business as they deem necessary or advisable, and Sellers and their Affiliates shall cooperate with such investigation and grant such representatives reasonable access (as often as Purchaser deem reasonably necessary) to their personnel, Properties, assets, books and records, contracts and other documents and information relating to Sellers, the Business, the Leased Real Properties, the Properties and to the extent applicable, any Affiliate of Sellers, including, without limitation, such access as may be requested to allow Purchaser, any Affiliate thereof, any such financing sources and all employees, officers, agents and representatives thereof to satisfy themselves that the conditions to the Closing set forth herein have been satisfied and complied with and in so doing, may also contact the current and prospective customers, contractors, clients, suppliers, vendors and other service providers of Sellers.

7.5 Exclusivity. From the date hereof through the Closing Date or until this Agreement is terminated in accordance with Article 10, Sellers and Shareholders will not, and will not cause or permit their Affiliates, including the Sellers’ officers, directors, employees, agents or other representatives (collectively, “Representatives”) to, directly or indirectly, solicit, initiate or encourage the submission of inquiries, proposals or offers from, engage in any discussions or negotiations with, provide any non-public information to any Person with respect to or enter into any agreement relating to any Alternative Transaction. The term “Alternative Transaction” means any proposal for a transaction involving the purchase of any of the Purchased Assets, an investment in or sale of any outstanding or newly issued equity interests in any Seller, the acquisition of all or a substantial portion of the stock or Properties or Business of any Seller, a merger, consolidation or other business combination, pursuant to which such Person would acquire any interest in the Sellers, the Purchased Assets or the Business or other recapitalization or refinancing of any Seller. In the event that any Shareholder, Seller or any Affiliate or Representative thereof receives any unsolicited proposal or inquiry regarding an Acquisition Proposal, such Seller and such Shareholder, Affiliate or Representative, as applicable, will promptly communicate to Purchaser in writing the fact that it has received such proposal or inquiry and its terms and will provide Purchaser with a complete copy of any written material relating to such transaction.

7.6 Employee Matters.

(a) At least 30 days’ prior to Closing, Sellers will provide a list of every employee and independent contractor of Sellers they recommend be retained by Purchaser. Purchaser may make offers of employment to certain employees and independent contractors of Sellers as Purchaser shall determine. Such offers of employment shall be made with a salary, bonus opportunity and benefits package on such terms as Purchaser may prescribe in its discretion. Such employees and independent contractors shall not commence employment with Purchaser until the Closing Date. Those employees and independent contractors who accept Purchaser’s employment offer and who report for duty on the Closing Date are collectively referred to as “Transferred Employees”. Nothing in this Agreement shall obligate Purchaser to maintain Sellers’ employment terms or any Transferred Employee’s employment for any period of time. Sellers shall cooperate with Purchaser’s efforts to employ and retain any such employees and independent contractors. At the Closing, Sellers shall terminate those employees and independent contractors who accept employment with Purchaser and waive, for the benefit of Purchaser, any and all restrictions in any oral or written agreement with any Transferred Employee, relating to noncompetition with Sellers subsequent to termination of employment therewith. Any confidentiality agreements with Transferred Employees shall be assigned to Purchaser. Purchaser does not assume, and each Seller shall be fully responsible for, the payment of any severance or other benefits or payments related to or payable upon the termination of the employees or independent contractors of such Seller, including any employees or independent contractors offered employment by Purchaser who fail to accept such employment offer or any employees or independent contractors not offered employment by Purchaser, provided, that Purchaser shall be responsible to each Transferred Employee for payment of all accrued but unused vacation time as of the Closing Date as reflected on the

Closing Date Balance Sheet. Each Seller shall be responsible for compliance with all Applicable Laws relating to the termination by such Seller of such Seller’s employees at or prior to the Closing including the Worker Adjustment and Retraining Notification Act (“WARN”); provided however that if Sellers recommend to Purchaser the retention of sufficient numbers of employees such that the provisions of WARN are not triggered (i.e., no “mass layoff” under WARN if Purchaser hires all employees so recommended), then Purchaser shall be responsible for compliance with WARN if the provisions of WARN are in fact triggered by Purchaser’s actions. At Closing, Sellers will certify the number of employees terminated or laid off in the 90 days prior to Closing.

(b) Effective as of the Closing Date, Seller shall cause each participant in the Color Edge, Inc., 401(k) Profit Sharing Plan (the “401(k) Plan”) to be fully vested in his accrued benefit and shall cause each Transferred Employee to be entitled to a distribution of his entire accrued benefit under the 401(k) Plan in a single lump sum.

(c) The Purchaser agrees that at the Closing, it will execute the Employment Agreements in the form attached hereto for each of the Shareholders.

7.7 Transactions, Agreements, etc. None of Shareholders or Sellers shall enter into any transaction or contract or take (or omit to take) any action which would, or is reasonably likely to, (a) result in any of a Seller’s or Shareholder’s representations or warranties contained in this Agreement or in any Related Document not being true and correct as of the date hereof or the Closing Date or (b) prevent any Seller or any Shareholder from performing, satisfying and/or complying with all of its covenants and agreements contained in this Agreement or in any Related Document.

7.8 Insurance. Sellers shall use their commercially reasonable efforts to maintain or cause to be maintained, in full force and effect through the Closing Date, all of the current insurance policies listed on Schedule 4.9, unless replaced by comparable coverage. Each Seller shall, as soon as practical, promptly advise Purchaser in writing of any fire, accident or other casualty involving or relating to such Seller, the Business or any of the Properties of which it has knowledge that occurs on or before the Closing Date (whether or not covered by insurance) which individually or in the aggregate involves, or adversely affects the value of any Property, in an amount in excess of $10,000.

7.9 Cooperation. Each party shall cooperate with the other parties and use its reasonable best efforts to consummate the transactions contemplated by this Agreement and the Related Documents in accordance with the terms hereof and thereof. After the Closing the parties shall cooperate in good faith to facilitate the transfer of the Purchased Assets and the Business to Purchaser.

7.10 Publicity. Prior to the Closing, the Sellers and Shareholders (and their agents or Affiliates) shall not directly or indirectly make any press release or other public communication with respect to the transactions contemplated hereby. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Purchaser and its Affiliates determines. The parties hereto acknowledge and agree that each Purchaser is a subsidiary of a public company and that such public company will disclose the terms of this Agreement and information regarding the Sellers and the transactions contemplated hereby in press releases and public filings, including filing a copy of this Agreement, when and as it deems appropriate for compliance with Applicable Laws, including the rules and regulations of the Securities and Exchange Commission or any stock market or quotation system. The Confidentiality Agreement dated August 9, 2004 between Sellers and Acquiror Parent shall terminate as of Closing, and prior to Closing shall be modified by the provisions of this Section 7.10.

7.11 Access for Purchaser Compliance with Sarbanes-Oxley Act. Between the date of this Agreement and the Closing Date, Sellers shall permit Purchaser’s senior officers to meet with the executive and other officers of Sellers responsible for the Financial Statements, the internal controls of Sellers and the disclosure controls and procedures of Sellers to discuss such matters as Purchaser may deem reasonably necessary or appropriate for Purchaser’s parent to satisfy its obligations under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and any rules and regulations relating thereto.

7.12 Treatment of Capital Equipment Leases and Benefit Plans. Each capital equipment lease of Sellers not included in the Purchased Contracts at the date hereof shall either (i) be on economic terms acceptable to Purchaser and Purchaser shall add such capital equipment lease to the Purchased Contracts or (ii) if not acceptable to Purchaser, prior to Closing Seller shall pay the principal amount to buy out the lease and Purchaser and Seller shall split the cost equally of any breakup fee or other similar charge or penalty charged by the lessor to buy out the leases. The Purchaser may add Benefit Plans to the Assumed Benefit Plans prior to Closing.

7.13 Acquiror Parent Obligations. Prior to Closing, Acquiror Parent shall cause Purchaser to perform its obligations under this Agreement in accordance with the terms and conditions contained herein and will be jointly and severally liable with the Purchaser for such obligations. After the Closing, Acquiror Parent shall cause the Purchaser to perform its obligations, if any, under Sections 2.6 and 2.7 and will be jointly and severally liable with the Purchaser for such obligations.

7.14 Limited Access to Records Post-Closing. For a period of six years after the Closing, or the statute of limitations (and any extensions thereof) with respect to Tax matters, the Sellers shall have the right at any time and from time to time upon reasonable notice and during normal business hours to examine all of the corporate books, records and other documents of the Purchaser relating to the Acquired Business where such examination is necessary in order to enable the Sellers to (a) file their respective tax returns or (b) defend against litigation claims pending or threatened against the Sellers. Except as may be reasonably required for the purpose set forth in (a) and (b) above, any information of Purchaser examined by Sellers pursuant to this Section 7.14 shall be treated by Sellers as confidential and shall not be disclosed to any other Person without the prior written consent of the Purchaser.

7.15 Release of Shareholder Guarantees. Prior to Closing, Purchaser shall use its commercially reasonable efforts to obtain the release of the personal guarantees of the Shareholders in favor of Amalgamated Bank executed in connection with Color Edge’s credit facility arrangement therewith, including, if required to do so, causing the Acquiror Parent to execute a guarantee in favor of Amalgamated Bank to replace the Shareholders’ obligations in respect thereof under their respective personal guarantees.

ARTICLE 8

TAX MATTERS

8.1 Proration of Taxes. In any case in which a Tax calculated on an annual basis (such as property or similar Taxes) with respect to the Purchased Assets is assessed with respect to a taxable period which begins before the Closing Date and ends after the Closing Date, the resulting Tax obligation shall be allocated to the Sellers for the period up to and including the Closing Date based on the number of days in the taxable period ending on the Closing Date divided by the total number of days in the taxable period. Any other Tax which may be assessed for a taxable period which begins before the Closing Date and ends after the Closing Date, and for which Purchaser may be liable under this Agreement, shall be allocated to Sellers for the period up to the Closing Date by means of a closing of the Books and Records of the Sellers as of the consummation of the Closing. Any disagreements regarding the allocations shall be promptly resolved in a binding arbitration conducted by the Arbitration Firm in a manner similar to that set forth in Section 2.8.

8.2 Transfer Taxes. Sellers and Shareholders on the one hand and Purchaser on the other hand shall each be liable for and shall pay one-half of all excise, sales, use, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar Taxes which may be imposed in connection with the transactions contemplated by this Agreement, together with any interest, additions or penalties with respect thereto (“Transfer Taxes”) provided that Sellers and Shareholders shall only be obligated to pay a maximum of $250,000 for all Transfer Taxes and Consent Fees hereunder. Each party hereto hereby agrees to file all necessary documentation in connection with the payment and reporting of Transfer Taxes.

ARTICLE 9

INDEMNIFICATION

9.1 Survival of Representations and Warranties. The representations and warranties made by each Seller and Shareholder in this Agreement or any Related Document shall survive the Closing and shall continue in effect until April 30, 2006, except (i) that the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.4, 4.7, and 4.11 shall survive until the third anniversary of the Closing Date,(ii) the representations and warranties set forth in Sections 4.10, 4.19 and 4.20 or any claims for Losses arising out of or resulting from any fraud or intentional misrepresentation shall survive until expiration of the applicable statute of limitations with respect to such matters (and any extensions thereof) and (iii) as to the breach of any representation or warranty as to which a claim is submitted in writing by a Purchaser Indemnitee (as defined herein) within such period and identified as a claim for indemnification pursuant to this Agreement or any Related Document, in which case such representation and warranty shall survive until the claim is resolved. Notwithstanding anything to the contrary contained in this Agreement, the obligations of the Sellers and Shareholders to indemnify any Purchaser Indemnitee for Excluded Liabilities under Section 9.2(c) shall survive six years, or if longer the applicable statute of limitations plus any extensions for Tax matters. The representations and warranties of the Purchaser shall terminate as of April 30, 2006, provided, however as to the breach of any representation or warranty as to which a claim is submitted in writing by a Seller Indemnitee (as defined below) within such period and identified as a claim for indemnification pursuant to this Agreement or any Related Document, such representation and warranty shall survive until the claim is resolved.

9.2 Purchaser Indemnification. Sellers and Prakash Sethuraman agree, jointly and severally, and all other Shareholders agree, severally up to their proportionate percentage equity interest in CEV as of the Closing and not jointly, to indemnify and hold harmless each Purchaser, and their respective officers, directors, agents, Affiliates, representatives, successors and assigns after the Closing (“Purchaser Indemnitees”) from and against, and shall reimburse each Purchaser Indemnitee on demand for, any and all direct or indirect claims, suits, Actions, proceedings, Liabilities, obligations, judgments, fines, penalties, claims, losses, damages, costs and expenses of any kind (including, without limitation, the reasonable fees and disbursements of counsel, accountants and other experts whether incurred in connection with any of the foregoing or in connection with any investigative, administrative or adjudicative proceeding, whether or not such Purchaser Indemnitee shall be designated a party thereto), together with any and all reasonable costs and expenses associated with the investigation of the same and/or the enforcement of the provisions hereof and thereof but in no event including consequential damages (collectively, “Losses”), which may be incurred by such Purchaser Indemnitee relating to, based upon, resulting from or arising out of:

(a) the breach of any representation or warranty made by any Seller or any Shareholder in this Agreement or in any Related Document (other than the Employment Agreements) as of the date hereof and as of the Closing Date;

(b) the breach of any agreement, covenant or obligation of any Seller or any Shareholder contained in this Agreement or in any Related Document (other than the Employment Agreements);

(c) any Excluded Liabilities;

(d) any Liability incurred by any Seller, any Shareholder or their respective Affiliates to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement other than Bentley Associates; or

(e) any misrepresentation contained in any certificate or other document furnished by or on behalf of any Seller or any Shareholder pursuant to this Agreement or in any Related Document (other than the Employment Agreements).

9.3 Limitations on Indemnification. (a) Other than with respect to any indemnification claim for fraud, for which the limitations below do not apply, no claim for indemnification for breaches of representations or warranties shall be brought under Section 9.2(a) unless the aggregate amount of all claims for Losses under such section are greater than $200,000 in the aggregate at which time Sellers and Shareholders shall be liable for all indemnity claims made by Purchaser Indemnitees for Losses in excess of such threshold.

(b) Sellers and Prakash Sethuraman shall be liable jointly and severally for the full amount of any indemnification claims by Purchaser Indemnitees, and each of the other Shareholders shall be liable for their pro rata (based on ownership of CEV at the Closing) portion of such claims.

9.4 Right of Offset. If any Purchaser Indemnitee has any claim for a Loss against any Seller or any Shareholder hereunder or under any Related Document (other than an Employment Agreement), whether for indemnification, breach of agreement or otherwise, Purchaser may withhold from any payment due any Seller or any Shareholder hereunder, including under Sections 2.6, or 2.7, until a final, non-appealable determination of such pending claim, the total amount of the claim made in good faith less any Holdback Amount in escrow pursuant to the Escrow Agreement that is not subject to a Notice of Claim or Notice of Loss and deposit such amount in escrow under the Escrow Agreement and after such final, non-appealable determination by a court of competent jurisdiction, such Purchaser Indemnitee may claim the determined amount from the escrow. any amounts not subject to such escrow shall be paid forthwith to Sellers as and when due.

9.5 Defense Against Claims by Third Parties . If any Purchaser Indemnitee shall receive notice of any third party claim, suit, arbitration or other legal proceeding giving rise to indemnity under this Agreement, the Purchaser Indemnitee shall give the Sellers and Shareholders prompt written notice of the same; provided, however, that failure to provide such written notice shall not release the Sellers and Shareholders from any of its obligations under this Article IX, except to the extent (and only to the extent) the Sellers and Shareholders are materially prejudiced by such failure. The Sellers and Shareholders may, but shall not be obligated to, upon prompt written notice furnished to the Purchaser Indemnitee, assume the defense of any such claim, suit, arbitration or other proceeding, with counsel reasonably satisfactory to the Purchaser Indemnitee, if the Sellers and Shareholders acknowledge to the Purchaser Indemnitee in writing their obligations to indemnify the Purchaser Indemnitee with respect to all elements of such claim subject to the limitations on Section 9.3. If the Sellers and Shareholders furnish such written acknowledgment and assume the defense of any such claim, the Purchaser Indemnitee shall be entitled to participate in (but not control) the defense of any such Action, with its own counsel and at its own expense. Neither the Sellesr, the Shareholders nor the Purchaser Indemnitee shall settle or compromise any claim by a third party without the prior written Consent of the other party (which shall not be unreasonably withheld) provided, that, notwithstanding the foregoing, the Purchaser Indemnitee shall be entitled to withhold its written Consent to any settlement or compromise offers that would either impose a restriction or burden operation of the Acquired Business after the date of such settlement or compromise or not release the Purchaser Indemnitee from all liability upon the execution of any such settlement or compromise. If the Sellers and Shareholders do not assume the defense of any such claim, suit, arbitration or other proceeding as provided above, (i) the Purchaser Indemnitee may defend against the same, in such manner as it may deem appropriate and at the Sellers’ and Shareholders’ reasonable cost and expense, including, without limitation, settling such matter provided that such settlement shall be subject to the Sellers’ and Shareholders’ prior written Consent (which shall not be unreasonably withheld), and (ii) the Sellers and Shareholders shall be entitled to participate in (but not control) the defense of such Action, with its own counsel and at their own expense.

9.6 Shareholder Indemnity. Purchaser shall indemnify, after the Closing Date but prior to the expiration of the applicable survival period set forth in Section 9.1, each Seller and Shareholder and its respective officers, directors, agents, Affiliates, representatives, successors and permitted assigns after the Closing Date (a “Seller Indemnitee”) for all Losses which may be incurred by such Seller Indemnitee relating to, based upon, resulting from or arising out of:

(a) the breach of any representation or warranty made by Purchaser in this Agreement or in any Related Document (other than the Employment Agreements) as of the date hereof and as of the Closing Date;

(b) the breach of any agreement, covenant or obligation of Purchaser contained in this Agreement or in any Related Document (other than the Employment Agreements);

(c) any Liability incurred by Purchaser or its Affiliates to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement including Bentley Associates.

(d) any misrepresentation contained in any certificate or other document furnished by or on behalf of Purchaser or Acquiror Parent pursuant to this Agreement or in any Related Document (other than the Employment Agreements); or

(e) any Assumed Liability.

Any third party claim giving rise to indemnity under this Section 9.6 shall be subject to the same procedures as Section 9.5.

ARTICLE 10

TERMINATION

10.1 Termination. This Agreement may be terminated at any time prior to the Closing Date, as follows, and in no other manner:

(a) by the mutual written agreement of the parties;

(b) by Purchaser, by written notice to Sellers and Shareholders, if (i) there shall have been a material breach of any representation or warranty made by any Seller or the Shareholders in this Agreement, or if the representations and warranties of any Seller or the Shareholders shall not have been true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any material qualification) as of the date when made, or (ii)

there shall have been a material breach by any Seller or the Shareholders of any of its covenants or agreements hereunder and, in each of clauses (i) and (ii), such Seller or such Shareholders shall not have cured such breach, if curable, within ten (10) business days after written notice by Purchaser, provided that Purchaser have not breached any of its material obligations hereunder which have not been cured after ten (10) business days of the receipt of a notice of such breach;

(c) by Sellers by written notice to Purchaser, if (i) there shall have been a breach of any material representation or warranty made by Purchaser in this Agreement, or if the representations and warranties of Purchaser shall not have been true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any material qualification) as of the date when made, or (ii) there shall have been a breach by Purchaser of any of its material covenants or agreements hereunder which would materially adversely affect (or materially delay) the consummation of the purchase and sale of the Purchased Assets hereunder, and, in each of clauses (i) and (ii), Purchaser shall not have cured such breach, if curable, within ten (10) days after written notice by Sellers, provided that Sellers and Shareholders have not breached any of their material obligations hereunder; or

(d) by either Purchaser or Sellers, if (i) the Closing shall not have occurred on or prior to March 31, 2005; provided, however, that no party may terminate this Agreement pursuant to this clause (d)(i) if the failure of such party to fulfill any of its obligations or conditions hereunder shall be the reason that the Closing shall not have occurred on or prior to such date, provided further that this date shall be extended for up to 90 days to enable Acquiror Parent to comply with SEC proposed rules relating to public filings by shell companies upon acquisitions of operating assets SEC Rules if such rules have become effective prior to the Closing Date or (ii) any final nonappealable order, decree or judgment shall have been entered against Sellers, Shareholders or Purchaser enjoining, restraining or declaring illegal the material transactions contemplated hereby or awarding damages in material amounts in connection with the transactions contemplated hereby.

10.2 Effect of Termination. In the event that this Agreement shall be terminated pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, and all further obligations of the parties under this Agreement shall terminate without further Liability or obligation of any party to another; provided, however, that each party shall remain obligated for any breach by such party of this Agreement.

ARTICLE 11

MISCELLANEOUS

11.1 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto, provided that no such succession, transfer, encumbrance or assignment of all or any part of any Seller’s or any Shareholder’s or Purchaser’s (subject to the next sentence) rights or interest in this Agreement may occur whether voluntarily, by operation of laws or otherwise, without the express approval of Purchaser (with respect to any Seller or any Shareholder) and Sellers (with respect to Purchaser) provided that Purchaser shall have the right to assign this Agreement to an Affiliate without the consent of any party. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or Liabilities under or by reason of this Agreement, except as expressly provided in Article 9 of this Agreement.

11.2 Governing Law and Enforceability; Waiver of Jury Trial; Consent to Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the Laws of the State of New York without regard to choice of law rules.

(b) TO THE FULLEST EXTENT PERMITTED BY LAW, SELLERS, SHAREHOLDERS, PURCHASER AND ACQUIROR PARENT EACH IRREVOCABLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATED TO THIS AGREEMENT, THE RELATED DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(c) Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought against any of the parties in the courts of the State of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York and each of the parties irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world by first class certified or registered mail, return receipt requested, postage prepaid to the address at which such party is to receive notice in accordance with this Agreement.

11.3 Bulk Sales. Purchaser and Sellers hereby waive compliance by Sellers with the bulk sales law, if any, and any other similar laws in any applicable jurisdiction with respect to any transactions contemplated by this Agreement.

11.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signature by telecopy shall be sufficient to evidence a party’s intention to be bound hereby.

11.5 Notices. Any notices hereunder shall be deemed sufficiently given by one party to another only if in writing and if and when delivered by personal delivery or as of five (5) business days after deposit in the United States mail in a sealed envelope, registered or certified, with postage prepaid, twenty-four (24) hours after deposit with an overnight courier if such day is a business day (or the next business day if it is not), or five (5) hours after confirmation of delivery by facsimile during business hours on a business day, addressed as follows (or at such other address or facsimile number for a party as shall be specified by like notice):

If to Purchaser, to:	MCEV, LLC
c/o Merisel, Inc.
1500 Hughes Way, 3rd Floor
Long Beach, CA 90810-0399
Attn: Allen Chi
Fax: (310) 765-4677

If to Sellers:	Color Edge Visual, Inc and /or Photobition NY, Inc.
127 West 30th Street, 4th Floor
New York, New York 10001
Attn: Rajiv Garg
Fax: (212) 502-9491

With a copy that shall not constitute notice; to	Rajiv Khanna
Greenberg Traurig
200 Park Avenue, 36th Floor
New York, New York 10022
Fax: (212) 805-9268

and if to a Shareholder, to the address of Seller noted above care of such Shareholder, or to such other address as the party addressed shall have previously designated by written notice to the serving party, given in accordance with this Section 11.5. Any party may unilaterally change any one or more of the addresses to which a notice to the party or its representative is to be delivered or mailed, by written notice to the other party hereto given in the manner stated above.

11.6 Fees and Expenses.

(a) Except as provided herein, Purchaser shall bear and pay all of its own costs and expenses, and the costs and expenses of their advisors and organizers, relating to the transactions contemplated hereby and in the Related Documents, including the fees and expenses of Bentley Associates. Except as provided herein, Sellers and Shareholders shall bear and pay all their own costs and the costs and expenses of their advisors and organizers, relating to the transactions contemplated hereby and in the Related Documents.

(b) In the event that any party to this Agreement shall commence any suit, action or other proceeding to interpret this Agreement or the Escrow Agreement or enforce any right or obligation created hereby or thereby the prevailing party in such action shall recover such party’s reasonable costs and expenses incurred in connection therewith including attorney’s fees and costs.

11.7 Severability. Any term or provision of this Agreement that is held invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, each party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.

11.8 Entire Agreement. This Agreement, the Schedules and exhibits hereto and the Related Documents and certificates delivered in connection herewith constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and thereof and supersede all prior agreements, term sheets, letters, discussions and understandings of the parties in connection therewith. This Agreement contains all agreements of the parties with respect to any matter mentioned herein. No prior agreement or understanding pertaining to any such matter shall be effective.

11.9 Assurances. Each party to this Agreement shall execute all instruments and documents and take all actions as may be reasonably required to effectuate this Agreement, whether before, concurrent with or after the consummation of the transactions contemplated hereby.

11.10 Amendments and Waivers. This Agreement may be amended or modified in writing with the prior approval of Sellers, Shareholders and Purchaser. Unless otherwise provided herein, any waiver hereunder may be granted in writing with the prior approval of Sellers, Shareholders and Purchaser but such waiver shall not operate as a waiver of any subsequent or other failure. No waiver by a party hereto of any provision hereof shall be deemed a waiver of any other provision hereof.

11.11 Multiple Documents. Nothing contained in this Agreement shall in any way limit the terms and provisions of any Related Document or any other agreement between the parties hereto, but each and every term and provision of this Agreement shall be in addition to the terms and provisions of such other Related Documents and agreements.

11.12 Headings and Captions. The headings and captions used herein are for convenience only and shall not be construed as part of this Agreement.

11.13 Sellers Obligations to be Performed. Shareholders agree that they shall take all necessary action to cause Sellers to perform their obligations hereunder.

IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date first above written.

SELLERS:	COLOR EDGE VISUAL, INC., a New York corporation

By:
Name:
Title:

PHOTOBITION NEW YORK, INC., a Delaware corporation

By:
Name:
Title:

SHAREHOLDERS:	Prakash Sethuraman

Rajiv Garg

Chia Chen

Muthiah Saravanan

John Sheehan

COLOR EDGE VISUAL, INC., a New York corporation

By:
Name:
Title:

PURCHASER:	MCEV, LLC, a Delaware limited liability company

By:
Name:
Title:

ACQUIROR PARENT	MERISEL, INC., a Delaware corporation, for purposes of Section 7.13 only

By:
Name:
Title:

Signature Page to Color Edge Visual, Inc./Photobition New York, Inc. Asset Purchase Agreement

Exhibit E

Excluded Liabilities

1. Any Liability relating to the designation of Persons by Sellers prior to Closing as independent contractors of Sellers (including any Tax or withholding obligations).

2. Any Liability relating to any notes, earnout or any other obligations arising in connection with the Stock Purchase Agreement by and between Photobition USA Partnership and Future Edge, Inc., dated August 13, 2002, as amended.

3. Any Liability with respect to employment agreements between the Seller and the following persons: Michael J. O’Connell, Coby Zekry and Kelly Gunn.